Exhibit (a)(1)(A)
PINNACLE ENTERTAINMENT, INC.
OFFER TO EXCHANGE
CERTAIN OUTSTANDING STOCK OPTIONS
FOR NEW STOCK OPTIONS
August 11, 2011
THIS EXCHANGE OFFER AND THE ASSOCIATED WITHDRAWAL RIGHTS WILL COMMENCE ON AUGUST 11, 2011 AND WILL EXPIRE AT 11:00 P.M., EASTERN TIME, ON SEPTEMBER 9, 2011 (THE “EXPIRATION DATE”), UNLESS THE OFFER IS EXTENDED.
Pinnacle Entertainment, Inc., a Delaware corporation (referred to in the Offer to Exchange as “Pinnacle,” the “Company,” “we,” “our” or “us”), is offering certain employees a limited opportunity to elect to exchange certain employee stock options for new options (“New Options”) covering a lesser number of shares of common stock. We refer to this offer as the “Offer,” and it is described in and subject to the terms and conditions set forth in this document and other documents we may refer you to, all of which together are called the “Offer to Exchange.” The New Options will be granted under our Pinnacle Entertainment, Inc. 2005 Equity and Incentive Performance Plan, as amended (the “Plan”), with an exercise price equal to the closing price of our shares of common stock on the New York Stock Exchange on the date of expiration of the Offer (which is also the date on which the New Options are granted).
Options subject to the Offer (“Eligible Options”) are outstanding employee stock options, whether vested or unvested, that:
•	were granted before December 14, 2007 (that is, more than one year prior to the start date of the Offer);
•	have an exercise price that is, as of the start date of the Offer, equal to or greater than $24.13 per share, which is greater than the higher of (1) the highest price at which our shares of common stock have traded during the 52-week period preceding the start date of the Offer, and (2) 150% of the price of our shares of common stock immediately preceding the start date of the Offer; and
•	are outstanding (that is, are not previously exercised, expired, terminated or forfeited) and held by an Eligible Employee (as defined below and also referred to as “you” or “your”) as of the start date of the Offer and as of the time the Offer expires.
The Offer is not a one-for-one exchange. Instead, the number of shares of the Company’s common stock subject to a New Option granted in exchange for each Eligible Option surrendered pursuant to the Offer will be determined by the application of pre-established exchange ratios set forth in the Offer to Exchange. Each exchange ratio has been determined in a manner intended to result in the grant of New Options with an estimated fair value that is approximately equal, in the aggregate, to the estimated fair value of the Eligible Options they replace.
None of the New Options will be vested on the date of grant. The New Options will not be vested or exercisable within one year after the date of grant. Upon the passage of one year from the date of grant, the New Options will be vested and exercisable to the extent that the Eligible Options would have been vested and exercisable at that date. In addition, the term of each New Option will be the same as the term of the Eligible Options (that is, ten years from the original date of grant of the Eligible Options).

We are making the Offer on the terms and subject to the conditions stated in the Offer to Exchange. Your participation in the Offer is voluntary, meaning you are not required to tender your Eligible Options in the Offer unless you choose to participate. Tendering your Eligible Options and participating in the Offer means electing to surrender Eligible Options to the Company for exchange pursuant to the terms of the Offer. If you choose to participate in the Offer, you may elect to tender any or all of your Eligible Options on a grant-by-grant basis.
See “II. Risks of Participating in the Offer” beginning on page 11 for a discussion of risks that you should consider before determining whether to participate in the Offer.
IMPORTANT
If you want to exchange any of your Eligible Options, you must submit your election so that it is received before the Offer expires. You must submit an election to exchange Eligible Options by completing and returning the election form to the Company by overnight delivery, mail, fax or email, according to the instructions contained in the Offer to Exchange. The Company must receive the election form by overnight delivery, mail, fax or email before the expiration of the Offer scheduled at 11:00 p.m., Eastern Time, on September 9, 2011.
The proper submission or delivery of your elections, changes of elections and withdrawals is your responsibility. Only responses that are complete and actually received by us by the Offer expiration date will be eligible to be accepted. If your election is not received by us by the Offer expiration date, you will be deemed to have rejected the Offer. There will be no exceptions or appeal process. We are under no obligation to contact you to confirm your election not to participate.
Our shares of common stock are quoted on the New York Stock Exchange under the symbol “PNK.” On August 9, 2011, the closing price of our shares of common stock as reported on the New York Stock Exchange was $11.82 per share. You should obtain current market prices for our shares of common stock before you decide whether to tender your Eligible Options.
You should rely only on the information contained in the Offer to Exchange, including the other documents referred to herein. We have not authorized anyone to give you any information or to make any representation in connection with the Offer other than the information and representations contained in this document and all related documents filed as part of the Tender Offer Statement filed with the U.S. Securities and Exchange Commission (the “SEC”) on August 11, 2011. You should not assume that the information provided in the Offer to Exchange is accurate as of any date other than the date as of which it is shown, or, if no date is indicated otherwise, the date of the Offer. The Offer to Exchange summarizes various documents and other information. These summaries are qualified in their entirety by reference to the documents and information to which they relate.
None of the Securities and Exchange Commission, the Louisiana Gaming Control Board, the Indiana Gaming Commission, the Missouri Gaming Commission, the Nevada Gaming Commission, the Nevada State Gaming Control Board, the City of Reno, Nevada gaming authorities, the Ohio State Racing Commission, the Ohio Lottery Commission or any state securities commission or other gaming authority, has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Offer. Any representation to the contrary is a criminal offense.
Although our Board of Directors has approved the Offer, neither Pinnacle nor our Board of Directors makes any recommendation to you as to whether you should tender your Eligible Options. Our stockholders approved an amendment to the Plan authorizing the Offer on May 24, 2011. See Section III.9 for a description of conditions to the Offer.
Nothing in this document shall be construed to give any person the right to remain in our employ or to affect our right to terminate the employment of any person at any time, with or without cause, to the extent permitted under law (subject to the terms of any employment agreement). Nothing in this document may be considered a contract or guarantee of wages or compensation.
You should direct questions about the Offer and requests for additional copies of the Offer to Exchange, including the other documents referred to herein, to the Company’s Legal Department at 1-877-764-8748 or via email at stockoptionexchangeprogram@pnkinc.com.

Schedule A— Information concerning the Executive Officers and Directors of Pinnacle Entertainment, Inc.

I. SUMMARY TERM SHEET — QUESTIONS AND ANSWERS
Questions and Answers about the Stock Option Exchange Program
Pinnacle is offering certain employees a limited opportunity to elect to exchange certain employee stock options for New Options covering a lesser number of shares of Pinnacle common stock. We refer to this offer as the “Offer,” and it is described in and subject to the terms and conditions set forth in this document and other documents we may refer you to, all of which together we refer to as the “Offer to Exchange.” The following questions and answers seek to address some of the questions that you may have about the Offer.
We urge you to read carefully the entire Offer to Exchange for additional details not addressed in this summary. Some of the responses in this summary include cross-references to sections of the Offer to Exchange where you can find a more complete description of the topics discussed in this summary. References to “Pinnacle,” the “Company,” “we,” “our” and “us” mean Pinnacle Entertainment, Inc.
Overview of the Offer
Q1. What is the Offer?
We are offering “Eligible Employees” (as defined in response to Question 3 and who are also referred to in this document as “you” or “your”) the opportunity to elect, prior to the expiration of the Offer, to exchange some or all of their “Eligible Options” (as defined in response to Question 2) for newly granted Pinnacle stock options covering a lesser number of shares of Pinnacle common stock, which we refer to as “New Options.” The Offer is not a one-for-one exchange. Instead, the number of shares subject to a New Option granted in exchange for each Eligible Option surrendered pursuant to the Offer will be determined by the application of pre-established exchange ratios set forth in the Offer to Exchange. The New Options will be granted under our Pinnacle Entertainment, Inc. 2005 Equity and Incentive Performance Plan, as amended (the “Plan”).
The Offer expires at 11:00 p.m., Eastern Time, on Friday, September 9, 2011, unless we extend the Offer to a later date and time that we announce (see Question 14 and Question 25). Elections to tender Eligible Options in the Offer must be received prior to the expiration of the Offer (see Question 14). Any Eligible Employee who elects to participate in the Offer may do so by completing and returning a paper election form to the Company by overnight delivery, mail, fax or email, according to the instructions contained in the Offer to Exchange, provided that the completed election form is received by the Company before the expiration of the Offer.
Participation in the Offer is voluntary, and there are no penalties for electing not to participate. The Offer is subject to a number of conditions. At the Annual Meeting of Stockholders held on May 24, 2011, our stockholders approved an amendment to the Plan authorizing the Offer. Subject to the satisfaction or waiver of other conditions (see Question 7), we expect to accept all properly tendered Eligible Options, cancel those properly tendered Eligible Options and, on the expiration date of the Offer, grant the New Options in exchange for the cancelled Eligible Options.
Q2. Which employee stock options are eligible to be exchanged in the Offer?
The stock options that are eligible to be exchanged (which we refer to as “Eligible Options”) are non-qualified stock options of shares of Pinnacle common stock, whether vested or unvested, that:
•	were granted before December 14, 2007 (that is, more than one year prior to the start date of the Offer);
•	have an exercise price that is, as of the start date of the Offer, equal to or greater than $24.13 per share, which is greater than the higher of (1) the highest price at which our shares of common stock have traded during the 52-week period preceding the start date of the Offer, and (2) 150% of the price of our shares of common stock preceding the start date of the Offer; and
•	are outstanding (that is, are not previously exercised, expired, terminated or forfeited) and held by an Eligible Employee (as defined in response to Question 3) as of the start date of the Offer and as of the time the Offer expires.

To give you information to make an informed decision, we are providing you a list of your Eligible Options, which includes the grant dates, the exercise prices and the number of shares of common stock subject to your Eligible Options. This information will be included on the election form in the paper materials that we delivered to Eligible Employees. For more information, see Section III.1.
Q3. Who is eligible to participate in the Offer?
Each employee of Pinnacle and our wholly-owned U.S. subsidiaries as of August 11, 2011 is an Eligible Employee who may participate in the Offer if he or she:
•	continues to be so employed through the expiration of the Offer;
•	holds Eligible Options; and
•	is not a current or former member of our Board of Directors and is not one of our executive officers.
If you are on a leave of absence, you are an Eligible Employee, but, before deciding to exchange Eligible Options in the Offer, please carefully note that the grant of New Options will be conditioned upon your continued employment through the expiration of the Offer. For more information, see Section III.1.
Q4. Why should I consider participating in the Offer?
You should read and carefully consider all of the information in the Offer to Exchange, including the risk factors discussed herein.
Eligible Options that are either vested or unvested represent a current or potential future right to purchase our shares of common stock at a specified price. Due to market fluctuations over time, the market price of our shares of common stock can be greater than, equal to or less than the exercise price of an Eligible Option. When the market price of shares of Pinnacle common stock is greater than the exercise price of an option (also known as an option being “in-the-money”), exercising the option would result in an economic benefit because you are able to buy the shares at less than the then-prevailing market price of the shares, which you may then choose to sell for the higher market price. When the market price of shares of Pinnacle common stock is less than the exercise price of the option (also known as the option being “out-of-the-money” or “underwater”), exercising the stock option and selling the purchased shares would result in an economic loss.
If you properly tender an Eligible Option in the Offer, and we accept it pursuant to the Offer, then, on the expiration date of the Offer, that Eligible Option will be cancelled and, provided that you remained an employee of Pinnacle or one of our subsidiaries through the expiration of the Offer, you will be granted in exchange a New Option that is unvested and that, if it becomes vested, will be exercisable for a lesser number of shares than the Eligible Option you tendered in exchange, and with an exercise price equal to the closing price of our shares of common stock as reported by the New York Stock Exchange on the date of expiration of the Offer (which is also the date on which the New Options are granted). This grant of New Options may or may not be more valuable to you than continuing to hold your Eligible Options into the future. The future value of the Eligible Options depends on a number of factors that are not possible to predict, including the market performance of our shares of common stock, the timing of such performance and your continued employment through relevant vesting dates and exercise periods. For more information, see Section II.

Q5. How many shares will be subject to New Options that the Company is offering in exchange for my Eligible Options?
The Offer is not a one-for-one exchange. The number of shares of common stock underlying the New Options that the Company is offering in exchange for your Eligible Options will be calculated based on the exchange ratios described in response to Question 6. Each exchange ratio reflects how many Eligible Options an Eligible Employee must surrender in order to receive one New Option. Each New Option will be exercisable into one share of the Company’s common stock. As a result, Eligible Employees surrendering outstanding Eligible Options will receive New Options that will be exercisable for a lesser number of shares of common stock than the Eligible Options tendered in exchange.
The exchange ratio applicable to each of your Eligible Options is set forth on your paper election form received from Pinnacle.
Q6. What are the exchange ratios, and how were they set?
Each exchange ratio is used to determine how many Eligible Options an Eligible Employee must surrender in order to receive one New Option. Using an exchange ratio is intended to result in the issuance of New Options that have, in the aggregate, an estimated fair value approximately equal to the estimated fair value of the surrendered Eligible Options they replace for each Eligible Employee.
The Eligible Options were granted on 15 different dates and the Eligible Options granted on the same date have the same exercise price. Therefore, the Offer is based on 15 different exchange ratios and for each exchange ratio, Eligible Options with the same exercise price would be exchanged for New Options covering a lesser number of shares of common stock than the subject Eligible Options. Setting the exchange ratios in this manner is intended to result in the offer of New Options to the Eligible Employees that have an estimated fair value approximately equal, in the aggregate, to the fair value of the Eligible Options they replace.
The exchange ratios are as follows:

For Exercise
Price of an	The Exchange Ratio would be
Eligible Option	(Number of Eligible Options to
Equal to:	Number of New Options):

$24.13	1.650:1
$24.91	1.871:1
$25.00	1.805:1
$27.82	1.908:1
$28.22	2.083:1
$28.52	2.029:1
$28.98	1.969:1
$29.56	1.992:1
$30.01	2.046:1
$30.02	2.066:1
$30.66	2.158:1
$33.66	2.330:1
$34.05	2.352:1
$34.19	2.347:1
$35.99	2.483:1
The exchange ratios were determined by our Compensation Committee shortly before the beginning of the Offer based on the estimated fair value of the Eligible Options using the Black-Scholes option valuation model consistent with our past methodologies and based on reasonable assumptions about factors such as the volatility of our common stock, and, specifically, the exercise price of the New Option, and the holding period and expected term of a New Option. (For more information on how we valued New Options and Eligible Options for purposes of determining each exchange ratio, see Section III.2.)

Depending on the assumptions used to value your Eligible Options and New Options, it is possible a Black-Scholes valuation of your New Options may be more or less than a Black-Scholes valuation of your Eligible Options. The exchange ratios were established as of August 9, 2011, prior to the commencement of the Offer. The actual Black-Scholes value of the Eligible Options and the New Options cannot be known until after the expiration of the Offer. Accordingly, it is important for you to evaluate the Offer based on your assessment of the Company’s future stock price, the specific Eligible Options you currently hold and applicable risk factors.
Q7. Are there any conditions to the Offer?
The Offer also is subject to a number of additional conditions with regard to events that could occur prior to the expiration of the Offer and which are more fully described in Section III.9. The Offer is not conditioned upon a minimum number of Eligible Options being surrendered for exchange or a minimum number of Eligible Employees participating. If any of the events described in Section III.9 occur, we may elect to terminate, extend or amend the Offer at any time prior to the expiration of the Offer.
Q8. Why is the Company implementing the stock option exchange?
Our 2005 Equity and Incentive Performance Plan, as amended, is offered to many of our employees in order to emphasize pay-for-performance in long-term incentives and to more closely align our employees’ interests with our stockholders’ interests. We believe that it is critical to our success to retain and motivate key employees throughout our operations and to reinforce the alignment of our employees’ interests with those of our stockholders. However, many of our employee stock options are significantly “out of the money” or “underwater” because our stock price has declined since we granted the Eligible Options. (For more information about “in the money” and “out of the money” options, see the response to Question 4.)
We believe these underwater options do not effectively serve the long-term incentive, motivation and retention objectives that they were intended to provide. The Offer is an important component in our strategy to more closely align employee and stockholder interests through our 2005 Equity and Incentive Performance Plan by providing employees who elect to participate potential renewed incentives that may over time have greater value than their Eligible Options provide. Tendering your Eligible Options in the Offer will provide you with a means of exchanging significantly underwater Eligible Options for New Options with an exercise price that is equal to the market price of our shares of common stock on the date of expiration of the Offer (which is also the date on which the New Options are granted). The Offer also is intended to enable us to enhance long-term stockholder value by providing greater assurance that we will be able to retain experienced and productive Eligible Employees, by increasing the motivation of our Eligible Employees generally, and by more closely aligning Eligible Employees and stockholder interests. For more information, see Section III.3.
Q9. What are the terms of the New Options?
Each New Option will be granted under and subject to the terms and conditions of the Plan and will generally have the same terms and conditions that we currently apply to awards granted under the Plan, which may differ from your Eligible Options. Such differences are described below. Your election to tender Eligible Options in exchange for New Options constitutes your agreement to and acceptance of the terms and conditions of the New Options upon grant. The form of the award agreement setting forth the terms and conditions that will be applicable to the New Options is included in the paper materials sent to Eligible Employees.
The New Options will have the following terms, which are different than those of the Eligible Options:
•	Each New Option will have an exercise price equal to the closing price of our shares of common stock on the date of expiration of the Offer (which is also the date on which the New Options are granted);
•	Each New Option will be, subject to vesting and exercise periods, exercisable for a lesser number of shares of common stock than the Eligible Options for which it is exchanged; and
•	Each New Option will not be vested on the date of grant. Each New Option will not be vested or exercisable within one year after the date of grant. Upon the passage of one year from the date of grant, each New Option will be vested and exercisable to the extent that the Eligible Option would have been vested and exercisable at that date. In addition, the term of each New Option will be the same as the term of the Eligible Options (that is, ten years from the original date of grant of the Eligible Options).

Please consult your Eligible Options award agreements, the Plan and other governing documents for details about the terms and conditions of your Eligible Options for further information in order to compare them to the terms and conditions of the New Options as set forth in the form of award agreement that was included in your paper materials sent to you. For more information, see Section III.2.
Q10. When will the New Options vest?
Our employee stock options cannot be exercised until they vest, and vesting is, in part, based on the employee’s continued employment with us or one of our subsidiaries. None of the New Options will be vested on the date of grant. The New Options will not be vested or exercisable within one year after the date of grant. Upon the passage of one year from the date of grant, the New Options will be vested and exercisable to the extent that the Eligible Options would have been vested and exercisable at that date. In addition, the term of each New Option will be the same as the term of the Eligible Options (that is, ten years from the original date of grant of the Eligible Options).
You should also keep in mind that, if you exchange Eligible Options for New Options and you cease to be employed by Pinnacle or one of our subsidiaries before the shares subject to the New Options vest, you will forfeit any unvested portion of your New Options, except as described below, even if the Eligible Options that you surrendered in exchange for the New Options were vested at the time the Eligible Options were surrendered.
Q11. What will be the exercise price per share of the New Options?
The New Options will be granted upon expiration of the Offer, which will extend for at least 20 business days from the date it commenced. All New Options granted pursuant to the Offer will have an exercise price equal to the closing price of our shares of common stock as reported by the New York Stock Exchange on the date of expiration of the Offer (which is also the date on which the New Options are granted).
We cannot predict the exercise price per share of the New Options and we will notify all Eligible Employees via email of the exercise price of the New Options promptly after the closing of trading on the New York Stock Exchange on the date of expiration of the Offer.
Q12. What happens to my New Options if I terminate employment with Pinnacle?
Under the terms of the Plan, you must be an employee of Pinnacle on the grant date of the New Options in order to be eligible to receive such New Options. The grant date will occur promptly after expiration of the Offer. The form of the stock option agreement for New Options, setting forth the terms and conditions that will be applicable to the New Options, is included as an exhibit to the Schedule TO that we have filed with the Securities and Exchange Commission (“SEC”) and is available to Eligible Employees in the materials delivered to Eligible Employees. If an Eligible Employee ceases to be employed by us for any reason, any New Option held by such employee will not continue to vest, and any unvested portion of the New Option will be cancelled as of the Eligible Employee’s date of termination.
If an Eligible Employee is terminated for cause, then any New Option will be cancelled and terminated as of the date of termination. If an Eligible Employee is terminated due to death or disability, then any vested, unexercised portion of the New Options will generally be exercisable for twelve months after termination. Any vested, unexercised portion of the New Options will generally be exercisable for 90 days after termination for any reason other than death, disability or cause. For more information, see Section III.2.

Nothing in the Offer should be construed to confer upon you the right to remain an employee of Pinnacle or one of our subsidiaries. The terms of your employment with us are not affected or changed by the Offer. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination, or that you will otherwise remain an employee of Pinnacle or one of its subsidiaries until the grant date for the New Options or thereafter.
Effects of Participating in the Offer
Q13. What does it mean to “tender” my options?
When we refer to you tendering your options, we mean that you have agreed to surrender (or give up) your Eligible Options in exchange for New Options on the terms and subject to the conditions set forth in the Offer to Exchange. At the conclusion of the Offer, subject to the satisfaction of the conditions in the Offer, we intend to accept for exchange all Eligible Options that have been properly tendered.
Q14. How do I participate in the Offer?
The Offer is scheduled to expire at 11:00 p.m., Eastern Time, on Friday, September 9, 2011. Unless we extend the Offer for all Eligible Employees, no exceptions will be made to this deadline. Although we do not presently intend to do so, we may, in our sole discretion, extend the expiration date of the Offer at any time. We may also be required by law to extend the Offer. If we extend the Offer, we will publicly announce the extension and the new expiration date and time no later than 9:00 a.m., Eastern Time, on the next business day after the last previously scheduled expiration date. For more information, see section III.7.
If you want to exchange any of your Eligible Options, you must submit your election so that it is received before the Offer expires. You must submit an election to exchange Eligible Options by completing and returning a paper election form to the Company by overnight delivery, mail, fax or email, according to the instructions contained in the materials.
To submit a paper election form via overnight delivery or regular mail, you must send the election form to the following address:
Pinnacle Entertainment, Inc.
Attn: Stock Option Exchange Program (Legal Department)
8918 Spanish Ridge Avenue
Las Vegas, Nevada 89148
To submit a paper election form via fax, you must send the election form to the following fax number: 1-702-541-7773. To submit a paper election form via email, you must send the election form to the following email address: stockoptionexchangeprogram@pnkinc.com.
The proper submission or delivery of all materials, including your elections, changes of elections and withdrawals, is your responsibility. Only responses that are complete and actually received by the deadline will be accepted. If your election is not received by the Offer expiration date, you will be deemed to have rejected the Offer.

You do not need to return your stock option agreements relating to any tendered Eligible Options; they automatically will be cancelled if we accept the Eligible Options that you tender for exchange.
We reserve the right to reject any or all tenders of Eligible Options that we determine are not in appropriate form or that we determine would be unlawful to accept. Subject to the satisfaction of the conditions of the Offer, we expect to accept all properly tendered Eligible Options upon expiration of the Offer. For more information, see Section III.4.

Q15. If I elect to tender Eligible Options in the Offer, can I change or withdraw my election?
Yes. At any time before the expiration of the Offer, you may change or withdraw your election. If we extend the Offer beyond 11:00 p.m., Eastern Time, on September 9, 2011, you may change or withdraw your tender of Eligible Options at any time until the expiration of the extended deadline. You may change your mind as many times as you wish, but you will be bound by the latest dated and properly submitted election we receive before the Offer expires. In addition, you may withdraw your tendered Eligible Options, if we have not accepted your tendered Eligible Options for exchange within 40 business days after the commencement of the Offer.
You may change or withdraw your elections by submitting a new paper election form. Your election to change or withdraw a previous election must be received before the Offer expires. Your latest dated election form that is properly completed and received before the expiration of the Offer will control. For more information, see Section III.5.
Q16. Am I required to participate in the Offer?
No. Participation in the Offer is voluntary. If you choose not to participate, you will keep all your Eligible Options subject to their current terms, and you will not receive any New Options under the Offer. No changes will be made to the terms of your Eligible Options. For more information, see Section III.4.
Q17. If I participate in the Offer, do I need to tender all of my Eligible Options?
If you elect to participate in the Offer, you may elect to tender any or all of your Eligible Options on a grant-by-grant basis, that is, you may choose to tender Eligible Options from one grant but not those from another grant. You may not elect to tender only a portion of an Eligible Option grant. For more information, see Section III.4.
Q18. Will my decision to participate or not to participate in the Offer have any impact on my ability to receive Option grants or other equity awards from Pinnacle in the future?
No. For more information, see Section III.1.
Q19. How can I find out what Eligible Options I hold?
To give you information to make an informed decision, we have provided you with a list of your Eligible Options, which includes the grant dates, the exercise prices and the number of shares subject to your Eligible Options. This information is included on the election form in the paper materials that we delivered to Eligible Employees. The information provided regarding your Eligible Options is as of August 9, 2011 and will not be updated to reflect any changes subsequent to such date, including any changes in the eligibility of the options that you hold if your employment were to terminate. For more information, see Section III.1.
Q20. What if I think I have Eligible Options but did not receive the Offer materials?
You may call the Company’s Legal Department for questions regarding the Pinnacle’s Stock Option Exchange Program at 1-877-764-8748 to determine whether you have any options that meet the criteria for Eligible Options described in Question 2.

Q21. May I tender Eligible Options that have been transferred to another person or a trust?
Only options that are held by an Eligible Employee qualify as Eligible Options. If your Eligible Options have been transferred to a trust, and you have full authority to tender the transferred Eligible Options (for example, as a trustee or custodian), we will consider these options held by you, and thus you may elect to tender these transferred Eligible Options. If you elect to tender any transferred Eligible Options, you will be representing to us that you have full authority to tender these transferred Eligible Options. If you do not have full authority to tender transferred options, then you may not tender those options.
Q22. What if my employment with the Company terminates before the expiration of the Offer?
To be an Eligible Employee, you must be employed by Pinnacle or any of our wholly-owned U.S. subsidiaries through the expiration of the Offer. If you cease to be employed by us for any reason before the Offer expires, then you will no longer be eligible to participate in the Offer, and we will not accept your Eligible Options for exchange, regardless of whether you tendered Eligible Options before your termination of employment. Please note that, if your employment with the Company or one of its wholly-owned U.S. subsidiaries terminates before the Offer expires, the existing terms of your options and the Plan under which they were granted will govern the impact of your employment termination on your Eligible Options. If an employee stock option that you hold (either vested or unvested) expires, terminates or is forfeited before the expiration of the Offer, whether because of termination of your employment or otherwise, that stock option will not be an “Eligible Option.” Only stock options that have not expired, terminated or been forfeited, that remain outstanding as of the expiration of the Offer and that are held by an employee of Pinnacle or its wholly-owned U.S. subsidiaries will be “Eligible Options.”
Tenders of options that do not qualify as “Eligible Options” will not be accepted. For example, if your employment terminates during the Offer period, and your options terminate (whether or not they have been tendered), the Company will not accept any tenders of such terminated unvested options. The Company will determine in its sole discretion whether options are Eligible Options for purposes of the Offer. (For more information, see Section III.1.) Accordingly, you may be able to submit an election, but that ability does not make options that do not otherwise qualify “Eligible Options” that could be tendered in the Offer.
In addition, under the terms of the Plan, you must be an employee of Pinnacle or one of our wholly-owned U.S. subsidiaries on the grant date of the New Options (which is also the date of expiration of the Offer).
Q23. If I choose to participate, what will happen to my options that I tender?
If you are an Eligible Employee and validly tender Eligible Options that you do not withdraw from the Offer before the expiration of the Offer, those options will be cancelled if we accept them in exchange for New Options, and you will no longer have any rights with respect to those cancelled options. For more information, see Sections III.6 and III.12. In accordance with the terms of the Plan, the Eligible Options surrendered for exchange will be cancelled, and all shares of common stock that were subject to such Eligible Options will again become available for future awards under the Plan.
Q24. What happens to Eligible Options that I do not tender?
Eligible Options that are not exchanged for New Options because you choose not to or do not validly tender them or withdraw a previous election before the Offer expires will (1) remain outstanding until they are exercised or they expire by their original terms, and (2) retain all of the other terms and conditions as set forth in the relevant agreement related to such option grant and the Plan, including exercise price and vesting schedule. For more information, see Section III.4.
Q25. When does the Offer expire? How will I know if the Offer is extended?
The Offer begins at 12:01 a.m., Eastern Time, on August 11, 2011 and is scheduled to expire at 11:00 p.m., Eastern Time, on September 9, 2011 (or, if we extend the Offer period, a later date and time that we will specify). We presently have no plans to extend the Offer beyond 11:00 p.m., Eastern Time, on September 9, 2011. However, if we do extend the Offer, we will announce the extension by making a public announcement no later than 9:00 a.m., Eastern Time, on the next business day after the last previously scheduled expiration date. For more information, see Sections III.1 and III.7.
Q26. If I participate in the Offer and my tendered options are accepted, when will I receive my New Options?
We expect to cancel all properly tendered Eligible Options on the same day that the Offer expires. The New Options will be granted on the expiration date of the Offer. If the expiration date is extended, then the cancellation date and the New Option grant date would be similarly extended. The number of shares subject to each New Option is not affected by the grant date because the exchange ratios are fixed and pre-established. For more information, see Section III.6.

Q27. If the Offer is extended, how does the extension affect when I will receive my New Options?
If we extend the Offer, you will receive any New Options promptly after the expiration of any extension. For more information, see Section III.7.
Other Aspects of the Offer
Q28. Why can’t you just grant Eligible Employees more options?
We designed the Offer to avoid the potential dilution in ownership to our stockholders that would result if we granted employees additional options to supplement their underwater options. Granting more options would increase our “overhang” of outstanding stock options, which would not be viewed favorably by our stockholders who were required to approve the Offer. “Overhang” is a term referring to the total number of our outstanding stock option awards not exercised, plus equity awards available to be granted, divided by total shares of common stock outstanding at the end of the year. In addition, issuing New Options without cancelling any previously granted options would increase our non-cash operating expenses because we would need to expense both the New Options and any remaining unrecognized compensation expense related to the Eligible Options, which would decrease our results of operations and which could negatively impact our stock price. Because we believe that the Offer must balance the interests of our stockholders and our employees, we designed it in a manner intended to minimize the incremental accounting expense for the New Options. For more information, see Sections III.3 and III.12.
Q29. Will I owe taxes if I exchange my Eligible Options in the Offer?
We believe the exchange of Eligible Options should be treated as a non-taxable exchange, and no income should be recognized for U.S. federal income tax purposes upon grant of the New Options; however, we advise all Eligible Employees who may consider exchanging their Eligible Options to consult with their own tax advisors with respect to the federal, state and local tax consequences of participating in the Offer. Eligible Employees should read the information regarding the tax implications of the Offer that we have filed with the SEC and that are available to Eligible Employees in paper materials delivered to Eligible Employees. For more information, see Section III.8.
Q30. Does participating in the Offer involve any risks? Are there risks in deciding not to participate?
Yes. Participating in the Offer involves a number of risks, including the risk that the price of our shares of common stock may increase to such an extent in the future that Eligible Options tendered and cancelled in the Offer might have been worth more than New Options granted in exchange for them, and the risk that you may not satisfy the vesting condition of the New Options that are exchanged for Eligible Options that are or would have become vested.
No assurances or predictions can be made about the future price of our shares of common stock. In evaluating the Offer, you should keep in mind that the future performance of our shares of common stock and the value of your options will depend upon, among other factors, the overall economic environment, the performance of the overall stock market and our stock and companies in the gaming industry, and the performance of our business, and you should also keep in mind the possibility that your options may remain underwater, may not become exercisable and/or may terminate if your employment terminates. Accordingly, there are also risks associated with keeping your Eligible Options and deciding not to participate in the Offer.

For more information about these risks, as well as risks relating to the Company’s business in general, see Section II and the section entitled “Risk Factors” in our most recent Annual Report on Form 10-K, and our most recent Quarterly Report on Form 10-Q, as filed with the SEC, which are available at the SEC’s website at http://www.sec.gov. We also recommend that you read the discussion about our business contained in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of our most recent Annual Report on Form 10-K, and our most recent Quarterly Report on Form 10-Q, as filed with the SEC. You also should review other developments relating to the Company and our business reported in Current Reports on Form 8-K, also filed with the SEC. Each of these filings is also available through the Company’s website at http://investors.pnkinc.com/sec.cfm. For more information about the reports we file with the SEC, see Section III.18.
Q31. Is it likely that another offer similar to this one will be made in the future?
No. We do not anticipate offering Eligible Employees another opportunity to exchange out-of-the-money options for replacement options. The Company is making the Offer, in part, due to the current economic environment and other special circumstances surrounding the recent decline in the Company’s stock price to motivate and retain key employees and reinforce the alignment of employee and stockholder interests. Accordingly, while the Compensation Committee of the Board of Directors evaluates the Company’s compensation programs periodically, neither the Committee nor the Board of Directors has any current intention to make any similar offer in the future, and both expect the Offer to be a one-time event. We can provide no assurance as to the possible price of our shares of common stock at any time in the future.
Q32. What interests do the directors and executive officers of Pinnacle have in the Offer?
As described in the response to Question 3, current and former members of our Board of Directors and our executive officers (as defined in Rule 3b-7 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) are not eligible to participate in the Offer and may not tender Eligible Options in the Offer.
Q33. What if I am on vacation or leave of absence during the Offer period? Can I still participate?
Yes, but your election to participate must be submitted and received before the Offer expires at 11:00 p.m., Eastern Time, on September 9, 2011 (or, if we extend the Offer, a later date and time that we will specify). It is your responsibility to make sure that your election is received by us before the expiration of the Offer.
Q34. What if I have additional questions?
You should direct questions about the Offer and requests for additional copies of the Offer to Exchange and other Offer documents to the Company’s Legal Department at 1-877-764-8748 or via email at stockoptionexchangeprogram@pnkinc.com.

II. RISKS OF PARTICIPATING IN THE OFFER
Participating in the Offer involves a number of risks and uncertainties. Conversely, there are risks associated with keeping your Eligible Options and deciding not to tender them in the Offer. We describe some of those risks below. In addition, information concerning risk factors included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as well as our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011 and June 30, 2011, is incorporated by reference into the Offer. Copies of these filings may be obtained as described in Section III.18. You should carefully consider these risks, and you are encouraged to consult your investment, tax and legal advisors before deciding to participate in the Offer. In addition, we strongly urge you to read the sections in this document discussing the tax consequences, as well as the rest of the Offer to Exchange, for a more in-depth discussion of the risks that may apply to you before deciding whether to participate in the Offer.
Portions of the Offer (including information incorporated by reference) include “forward-looking statements.” The words “believe,” “expect,” “anticipate,” “project,” “will,” “could,” “would,” and similar expressions, among others, generally identify “forward-looking statements,” which speak only as of the date the statements were made. The matters discussed in these forward- looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those projected, anticipated or implied in the forward-looking statements. The most significant of these risks, uncertainties and other factors are described in this document and in our SEC filings referenced in the immediately preceding paragraph. We caution you not to place undue reliance on the forward-looking statements contained in this document or in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.
The following discussion should be read in conjunction with the financial information in Section III.19, as well as our financial statements and notes to the financial statements included on our most recent Forms 10-K and 10-Q.
Risks That Are Specific to The Offer
If you exchange Eligible Options for New Options in the Offer and your employment with the Company terminates before the New Options fully vest, you will likely forfeit any unvested portion of your New Options, and you will have a limited period to exercise any vested portion.
If you elect to participate in the Offer, none of the New Options you receive will be vested on the date of grant. New Options will be subject to a one-year vesting period from the New Option date of grant, even if all or a portion of the Eligible Options are already vested. In addition, the term of each New Option will be the same as the term of the Eligible Options exchanged for such New Option, subject to earlier expiration upon termination of employment under certain circumstances. Generally, if you cease to be employed by us or one of our subsidiaries, any New Options held by you will not continue to vest and any unvested portion of the New Options will be cancelled as of your date of termination. Accordingly, if you exchange Eligible Options for New Options in the Offer and your employment with us terminates for any reason before the New Options fully vest, you will forfeit any unvested portion of your New Options even if the Eligible Options surrendered in the Offer were vested at the time of the exchange. Also, even vested options may expire before their term in the event of your termination of employment. Any vested, unexercised portion of the New Options will generally be exercisable for 90 days after termination for any reason other than death, disability or cause.
Nothing in the Offer should be construed to confer upon you the right to remain an employee of Pinnacle or one of our subsidiaries. The terms of your employment with us are not affected or changed by the Offer. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain employed until any vesting dates of any New Options granted.

If the trading price of our shares of common stock increases in the future, the realized value of your New Options might be worth less than the realized value of Eligible Options that you surrendered under the Offer.
Because the Offer is not based on a one-for-one exchange ratio with respect to the Eligible Options, it is possible that in the future your Eligible Options could be economically more valuable than the New Options granted pursuant to the Offer. For example, if you exchange an Eligible Option exercisable for 2,500 shares with an exercise price of $24.13 per share and a remaining term of approximately six years, you will receive a New Option exercisable for 1,515 shares. Assume, for illustrative purposes only, that the exercise price of your New Option is $15.00 per share and that in three years the trading price of our shares of common stock has increased to $40.00 per share. Under this example, if you had retained and exercised your Eligible Option and then sold the subject shares at $40.00 per share, you would have realized a pre-tax gain of approximately $39,700. If you exchanged your Eligible Option and exercised, and sold the shares subject to, your New Option, however, you would realize a pretax gain of only approximately $37,900.
If the trading price of our shares of common stock decreases after the date on which the New Options are granted, you will not be able to realize any gain from the exercise of your New Options.
The exercise price per share of all New Options will be equal to the closing price of our shares of common stock as reported on the New York Stock Exchange on the date of expiration of the Offer (which is also the date on which the New Options are granted). If the trading price of our common stock decreases after the grant date, the exercise price of your New Options will be greater than the trading price of our shares of common stock, and you will not be able to realize any gain from the exercise of your New Options. The trading price of our shares of common stock has been volatile, and there can be no assurance that the price of our shares of common stock will increase after the grant date of the New Options.
If the Company is acquired by, merges with or acquires another company, the value of the New Options that you receive in the Offer may ultimately be less than the value of the Eligible Options that you surrendered in the Offer.
A transaction involving the Company, such as a merger or other acquisition, could have a substantial effect on the price of our common stock, including significantly increasing the price of our shares of common stock. Depending on the structure and terms of this type of transaction, holders of Eligible Options who elect to participate in the Offer might receive less of a benefit from the appreciation in the price of our shares of common stock resulting from a transaction involving the Company, including a merger or acquisition. This could result in a greater financial benefit for those holders of Eligible Options who did not participate in the Offer and retained their Eligible Options.
Furthermore, a transaction involving us, such as a merger or other acquisition, could result in a reduction in our workforce. Generally, if you cease to be employed by us, any New Options held by you will not continue to vest, and any unvested portion of the New Options will be cancelled as of your date of termination. Accordingly, if you exchange Eligible Options for New Options in the Offer and your employment with us terminates before the New Options fully vest, you will forfeit any unvested portion of your New Options even if the Eligible Options surrendered in the Offer were vested at the time of the exchange. Finally, there can be no certainty as to how options or other equity awards, and, in particular, unvested equity awards, will be treated in a transaction involving the Company, such as any such merger or acquisition. Thus, it is possible that the treatment of New Options in any such transaction may be less favorable than the treatment of Eligible Options.
The exchange ratios used in the Offer may not accurately reflect the value of your Eligible Options and/or the New Options at the time of their exchange.
The calculation of the exchange ratios for the Eligible Options in the Offer was based on a valuation method that we apply for accounting purposes and that relies on numerous assumptions. If a different method or different assumptions had been used, or if the exchange ratios had been calculated as of a different date, the exchange ratio for an Eligible Option may have varied from the applicable exchange ratio reflected in the Offer. The valuation method that we used for establishing the exchange ratios is designed to estimate a fair value of options as of the date the exchange ratios were calculated and is not a prediction of the future value that might be realized through Eligible Options or New Options.

Risks Relating to Our Business Generally
You should carefully review the risk factors contained in our periodic and other reports filed with the SEC, including those in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as well as our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011 and June 30, 2011, and also the information provided in the Offer to Exchange and the other materials that we have filed with the SEC, before making a decision on whether to surrender your Eligible Options for exchange. You may access these filings electronically at the SEC’s website at http://www.sec.gov or on our website at the investor page at http://investors.pnkinc.com/sec.cfm. In addition, upon request we will provide you with a copy of any or all of the documents to which we have referred you without charge to you. See Section III.18 for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review these reports.
III. THE OFFER
The following information provides important additional details regarding the Offer.
1. General; Eligibility; Offer Expiration Time
Pinnacle is offering certain employees a limited opportunity to exchange certain employee stock options for New Options covering a lesser number of shares of the Company’s common stock.
Eligible Employees.
With the exception of the excluded individuals described below, all individuals who hold Eligible Options, who are employed by us or one of our wholly-owned U.S. subsidiaries on the date we commence the Offer and who continue to be employed by us or one of our wholly-owned U.S. subsidiaries through the expiration of the Offer, will be eligible to participate in the Offer.
Employees on vacation or an approved leave of absence during the Offer period may participate in the Offer. All Eligible Employees, including those on vacation or on leave during the Offer period, are subject to the same deadline to tender Eligible Options pursuant to the Offer.
Only options that are held by an Eligible Employee qualify as Eligible Options. If your Eligible Options have been transferred to a trust, and you have full authority to tender the transferred Eligible Options (for example, as a trustee or custodian), we will consider these options held by you, and thus you may elect to tender these transferred Eligible Options. If you elect to tender any transferred Eligible Options, you will be representing to us that you have full authority to tender these transferred Eligible Options. If you do not have full authority to tender transferred options, then you may not tender those options.
Current and former members of our Board of Directors and our executive officers (as defined in Rule 3b-7 promulgated under the Exchange Act) are not eligible to participate in the Offer.
Eligible Options.
We are offering to exchange only Pinnacle stock options that are Eligible Options. Eligible Options are stock options exercisable for shares of Pinnacle common stock that:
•	were granted before December 14, 2007 (that is, more than one year prior to the start date of the Offer);
•	have an exercise price that is, as of the start date of the Offer, equal to or greater than $24.13 per share, which is at least the higher of (1) the highest price at which our shares of common stock have traded during the 52-week period preceding the start date of the Offer, and (2) 150% of the price of our shares of common stock preceding the start date of the Offer; and

•	are outstanding (that is, were not previously exercised, expired, terminated or forfeited) and held by an Eligible Employee (as defined as defined in response to Question 7) as of the start date of the Offer and as of the time the Offer expires.
Eligible Options include vested and unvested options. All Eligible Options that are not exchanged will remain outstanding and in effect in accordance with their existing terms.
The Eligible Options have been granted under the Plan. The Company will determine which stock option grants are Eligible Options for purposes of the Offer.
If an employee stock option that you hold (either vested or unvested) expires, terminates or is forfeited before the date the Offer expires, whether because of termination of your employment or otherwise, that stock option will not be an Eligible Option. Only stock options that remain outstanding as of the date the Offer expires, that is, that have not expired, terminated or been forfeited, and that are held by an Eligible Employee will be Eligible Options.
To give you information to make an informed decision, we are providing you a list of your Eligible Options, which includes the grant dates, the exercise prices and the number of shares of common stock subject to your Eligible Options. This information is set forth on the election form in the paper materials that we delivered to Eligible Employees. Please note that, if your employment with the Company terminates before the Offer expires, the existing terms of your stock option agreements and the Plan will govern the impact of employment termination on your options. The information regarding your Eligible Options set forth in the paper materials sent to Eligible Employees is as of August 9, 2011 and will not be updated to reflect any changes subsequent to such date, including any changes in the eligibility of the options that you hold if your employment were to terminate.
Tenders of options that do not qualify as Eligible Options will not be accepted. For example, if your employment terminates during the Offer period, your unvested options will terminate (whether or not they have been tendered) unless your agreements or option documents provide otherwise, and the Company will not accept any tenders of such terminated unvested options. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties.
Offer Expiration Time.
The Offer begins 12:01 a.m., Eastern Time, on August 11, 2011 and is scheduled to remain open until 11:00 p.m., Eastern Time, on September 9, 2011 (or if we extend the Offer period, a later date and time that we will specify). We presently have no plans to extend the Offer beyond September 9, 2011. However, if we do extend the Offer, we will announce the extension by making a public announcement no later than 9:00 a.m., Eastern Time, on the next business day after the last previously scheduled expiration date. See Section III.7 for a description of our rights to extend, delay, terminate and amend the Offer.
Although we presently have no intention to do any of the following, we will publish a notice if we decide to:
•	increase or decrease the exchange ratios for Eligible Options;
•	change the number or type of options eligible to be tendered in the Offer; or
•	increase the number of options eligible for tender in the Offer by an amount that exceeds 2% of the number of shares of common stock issuable upon exercise of the options eligible for tender in the Offer immediately before the increase.

If the Offer is scheduled to expire within ten business days after the date on which we notify you of such an increase, decrease or change, we will also extend the Offer to remain open for a period of at least ten business days after the date the notice is published.
Without limiting the manner in which we may choose to make any public announcement, we currently intend to make announcements regarding the Offer by mail or email and by making any appropriate filings with the SEC.
A “business day” means any day other than a Saturday, a Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 a.m. (midnight) Eastern Time.
No Impact on Future Awards.
Your decision to participate or not to participate in the Offer will not have any effect on whether or not you are eligible to receive future option grants or other equity awards. Eligibility for future option grants and equity awards will remain subject to the discretion of the Company and will not depend on whether you participate in the Offer. In general, the Company has historically granted equity compensation to selected directors, officers and other employees and expects to continue to do so.
2. Source and Amount of Consideration; Terms of New Options
Source of Consideration.
New Options issued in exchange for Eligible Options will be issued under the Plan. A copy of the Plan, as amended and restated, is being filed as Exhibit (d)(1) to the Schedule TO of which the Offer to Exchange is a part.
Amount of Consideration.
The Offer is not a one-for-one exchange. The number of shares of common stock underlying the New Options that the Company is offering in exchange for your Eligible Options will be calculated based on the exchange ratios set forth and further described below. Each exchange ratio reflects how many Eligible Options an Eligible Employee must surrender in order to receive one New Option. Each New Option will be exercisable into one share of Pinnacle common stock. As a result, Eligible Employees surrendering outstanding Eligible Options will receive New Options that will be exercisable for a lesser number of shares of common stock than the Eligible Options tendered in exchange.
Each grant of Eligible Options has been assigned a fixed and pre-established exchange ratio that is as follows:

For Exercise
Price of an	The Exchange Ratio would be
Eligible Option	(Number of Eligible Options to
Equal to:	Number of New Options):

$24.13	1.650:1
$24.91	1.871:1
$25.00	1.805:1
$27.82	1.908:1
$28.22	2.083:1
$28.52	2.029:1
$28.98	1.969:1
$29.56	1.992:1
$30.01	2.046:1
$30.02	2.066:1
$30.66	2.158:1
$33.66	2.330:1
$34.05	2.352:1
$34.19	2.347:1
$35.99	2.483:1

The exchange ratio applicable to each of your Eligible Options and the number of shares of common stock underlying the New Options issued in exchange for your Eligible Options are set forth on your paper election form.
Further Information Regarding the Exchange Ratios.
Each exchange ratio has been determined in a manner intended to result in the grant of New Options that have, in the aggregate, an estimated fair value (as determined under accounting rules) equal to the estimated fair value of the Eligible Options they would replace calculated as of the time that we set the exchange ratios. The Eligible Options were granted on 15 different dates and the Eligible Options granted on the same date have the same exercise price. Therefore, the Offer is based on 15 different exchange ratios. We established the exchange ratios using this method with the intention of not generating significant incremental compensation expense in connection with the grant of the New Options. We based the exchange ratios on the estimated fair value of the Eligible Options and the estimated fair value of the New Options, using the “Black Scholes option valuation model,” which takes into account many variables, such as the closing price of our shares of common stock as quoted on the New York Stock Exchange, the option exercise price, the implied volatility of traded options on our shares of common stock, risk-free interest rates and the expected term of an option. This is the model that is used for financial reporting purposes. For calculating the estimated fair value of the Eligible Options and the New Options using the Black-Scholes option valuation model, we used assumptions consistent with those used in calculating the Company’s equity compensation expense for all options granted to employees.
Additionally, the relative estimated fair values of Eligible Options and New Options will vary between the time that we established the exchange ratios and the expiration of the Offer.
Terms of New Option.
Each New Option will be granted under and be subject to the terms and conditions of the Plan, which are the same terms and conditions that we currently apply to awards granted under the Plan, except as described below. Your New Options may have different terms and conditions from your Eligible Options. The following summary of the material terms and conditions of the New Options is subject to the terms of the Plan and does not purport to be complete. You should read carefully the Summary of the Plan set forth below and compare it to the terms and conditions of your Eligible Options set forth in the agreements under which they were granted.
Your election to tender Eligible Options in exchange for New Options constitutes your agreement to and acceptance of the terms and conditions of the New Options upon grant. The form of award agreement setting forth the terms and conditions that will be applicable to the New Options is included in the paper materials sent to all Eligible Employees. In addition to any differences between the standard terms and conditions applicable to any Eligible Option and the standard terms and conditions applicable to a New Option, the New Options will have the following terms which are different from those of the Eligible Options:
•	Each New Option will have an exercise price equal to the closing price of our shares of common stock on the date of expiration of the Offer (which is also the date on which the New Options are granted);
•	Each New Option will be, subject to vesting, exercisable for a lesser number of shares of common stock than the Eligible Options for which it is exchanged; and
•	Each New Option will not be vested on the date of grant. Each New Option will not be vested or exercisable within one year after the date of grant. Upon the passage of one year from the date of grant, each New Option will be vested and exercisable to the extent that the Eligible Option would have been vested and exercisable at that date. In addition, the term of each New Option will be the same as the term of the Eligible Options (that is, ten years from the original date of grant of the Eligible Options).

Further information regarding the terms applicable to New Options is set forth below.
If you are surrendering Eligible Options granted under the Plan, you should carefully read “Summary of the Plan” below and compare it to the terms and conditions of your Eligible Options set forth in the stock option agreements under which they were granted.
Exercise Price.
The Offer will extend for at least 20 business days after it is commenced. The New Options will be granted upon expiration of the Offer (that is, the grant date is the date of expiration of the Offer). All New Options will have an exercise price equal to the closing price of our shares of common stock as reported by the New York Stock Exchange on the date of expiration of the Offer (which is also the date on which the New Options are granted). We will notify all Eligible Employees via email of the exercise price of the New Options promptly after the closing of trading on the New York Stock Exchange on the date of expiration of the Offer. The terms of the Offer, including the date that the Offer expires, are subject to governmental requirements which could result in the Offer expiring at a later date. Additionally, Pinnacle may otherwise decide to amend, postpone, or, under certain circumstances, cancel the Offer once it has commenced. See Section III.9 for a description of conditions to the Offer. The closing price of our shares of common stock on the New York Stock Exchange on August 9, 2011 was $11.82 per share.
Vesting.
Our employee stock options cannot be exercised until after they vest, with vesting based upon the employee’s continued employment with us or one of our subsidiaries. None of the New Options will be vested on the date of grant. The New Options will not be vested or exercisable within one year after the date of grant. Upon the passage of one year from the date of grant, the New Options will be vested and exercisable to the extent that the Eligible Options would have been vested and exercisable at that date.
You should also keep in mind that if you exchange Eligible Options for New Options and you cease to be employed by Pinnacle or one of our subsidiaries before the shares subject to the New Options vest, you generally will forfeit any unvested portion of your New Options.
Term.
The term of each New Option will be the same as the term of the Eligible Options, subject to earlier expiration upon termination of employment under certain circumstances. If an Eligible Employee ceases to be employed by us for any reason, any New Option held by such employee will not continue to vest, and any unvested portion of the New Option will be cancelled as of the Eligible Employee’s date of termination. Any vested, unexercised portion of the New Option will generally be exercisable for 90 days after termination for any reason other than death, disability or cause.
Nothing in the Offer should be construed to confer upon you the right to remain an employee of the Company or one of our subsidiaries. The terms of your employment with us are not affected or changed by the Offer. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain an employee of Pinnacle or one of its subsidiaries until the grant date for the New Options or thereafter.
Other Terms and Conditions.
The terms and conditions of the New Options will be set forth in a stock option agreement to be entered into as of the New Option grant date and otherwise governed by the terms and conditions of the Plan. The form of the stock option agreement setting forth the terms and conditions that will be applicable to the New Options is included in the paper materials sent to Eligible Employees. New Options will be characterized for U.S. federal income tax purposes as nonqualified stock options. The shares of common stock issuable under the New Options are currently registered on a registration statement filed with the SEC.

Summary of the Plan.
The following is a summary of the material terms of the Plan and is qualified in its entirety by reference to the Plan, as amended and restated. A copy of the Plan may be found attached as Exhibit (d)(1) to the Schedule TO of which the Offer to Exchange is a part.
Administration and Term of the Plan.
The Plan is administered by the Compensation Committee of the Board of Directors, which consists of at least two directors who are “non-employee directors” as defined in Rule 16b-3 promulgated under the Exchange Act and who are “outside directors” as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Compensation Committee has full authority and discretion to (a) select participants, (b) determine the type, size, and conditions applicable to awards, (c) determine to what extent awards may be settled in cash, shares, or other property, (d) interpret and administer the Plan and any agreement, and (e) establish rules, appoint agents, and take any other action necessary or desirable for the administration of the Plan. The Compensation Committee may delegate all or any part of its authority under the Plan to any employee or committee, except that it may not delegate any action related to grants of awards to individuals who are subject to Section 16 of the Exchange Act or who are “covered employees” as defined by Section 162(m)(3) of the Code.
The Compensation Committee has the authority to, among other things, interpret the Plan, establish and revise rules and regulations relating to the Plan, and make any other determinations that it believes necessary or advisable for the administration of the Plan. The Compensation Committee may delegate any or all of its authority to administer the Plan as it deems appropriate, except that no delegation may be made in the case of awards intended to be qualified under Section 162(m) of the Code.
The Plan became effective on the date of its adoption by the Board of Directors on April 1, 2005. The Plan shall continue in effect for 10 years thereafter. The Board of Directors, however, may suspend or terminate the Plan at any time, which will not generally affect the validity of any outstanding award on the date of suspension.
Shares Subject to the Plan.
Up to an aggregate of 5,850,000 shares of the Company’s common stock, plus any shares of common stock subject to awards granted under the 1996, 2001 and 2002 Stock Option Plans (the “Prior Plans”) and Individual Arrangements (defined below) which are forfeited, expire or otherwise terminate without issuance of shares of common stock, or are settled for cash or otherwise do not result in the issuance of shares of common stock, on or after the effective date of the Plan, are authorized for issuance under the Plan. However, the maximum number of awards under the Plan that may be issued as ISOs (as defined below) will be 5,850,000 shares of common stock. Any shares of common stock that are subject to awards of options or stock appreciation rights shall be counted against this limit as one share of common stock for every one share of common stock granted. Any shares of common stock that are subject to awards other than options or stock appreciation rights (including shares delivered on the settlement of dividend equivalents) shall be counted against this limit as 1.4 shares of common stock for every one share of common stock granted. The aggregate number of shares of common stock available under the Plan and the number of shares of common stock subject to outstanding options will be increased or decreased to reflect any changes in the outstanding shares of the Company’s common stock by reason of any recapitalization, spin-off, reorganization, reclassification, stock dividend, stock split, reverse stock split or similar transaction. “Individual Arrangements” means the Nonqualified Stock Option Agreement dated as of January 11, 2003 by and between the Company and Stephen H. Capp, the Nonqualified Stock Option Agreements dated as of April 10, 2002 by and between the Company and Daniel R. Lee, the Nonqualified Stock Option Agreement dated as of August 1, 2008 by and between the Company and Carlos A. Ruisanchez, and the Nonqualified Stock Option Agreement dated as of March 14, 2010 by and between the Company and Anthony M. Sanfilippo.
If any shares of common stock subject to an award under the Plan or to an award under the Prior Plans or Individual Arrangements are forfeited, expire or are terminated without issuance of such shares of common stock, or are settled for cash or otherwise do not result in the issuance of such shares of common stock, the shares of common stock shall again be available for awards under the Plan. Any shares of common stock that again become available for grant shall be added back as one share if such shares of common stock were subject to options or stock appreciation rights granted under the Plan or options or stock appreciation rights granted under the Prior Plans or Individual Arrangements, and as 1.4 shares of common stock if such shares of common stock were subject to awards other than options or stock appreciation rights granted under the Plan. Shares of common stock which are received or withheld by the Company to satisfy tax liabilities arising from the grant or exercise of an option or award, or as a result of the use of shares of common stock to pay the option price, shall not again be available to awards under the Plan.

In assessing compensation and establishing the Company’s equity and performance-based plans, the Compensation Committee will take into account measures used within the gaming industry that it finds to be in the best interests of the Company. The Compensation Committee will also consider guidance regarding compensation that is or becomes available from stockholder rights organizations and similar external sources.
Eligibility and Participation.
All employees (including officers), directors, and consultants of the Company or any of its subsidiaries are eligible for selection to receive awards under the Plan, subject to certain restrictions, including restrictions regarding the maximum number of awards and maximum dollar value of awards that each participant may receive in any given 12-month period.
Types of Awards.
The Compensation Committee, in its discretion, may issue options, stock appreciation rights, restricted stock, other stock unit awards, performance awards or dividend equivalents to employees, consultants and directors of the Company. The nature of each type of award is discussed below. Each award will be made by an award agreement for which the form and content shall be determined by the Compensation Committee in its discretion, consistent with the provisions of the Plan. The terms of award agreements for a particular type of award need not be uniform.
Stock Options.
Two types of options may be granted under the Plan: options intended to qualify as incentive stock options (“ISOs”) under Section 422 of the Code, and options not so qualified for favorable federal income tax treatment (“NSOs”). The purchase price for shares of common stock covered by each option shall not be less than 100% of the fair market value of such shares of common stock on the date of grant, but if an ISO is granted to a 10% stockholder of the Company or its subsidiaries (measured by ownership of voting power), the purchase price of an ISO shall not be less than 110% of the fair market value of such shares of common stock on the date of grant.
Stock Appreciation Rights.
A stock appreciation right (“SAR”) gives a participant the right to receive, for each SAR exercised, an amount equal to the excess of the fair market value of a share of common stock on the date the SAR is exercised over the fair market value of a share of common stock on the date the SAR was granted. SARs may have terms up to ten years, may be settled in cash or in shares of common stock, as determined by the Compensation Committee, and are subject to the terms and conditions expressed in the award agreement.
Restricted Stock.
Restricted stock shall be shares of common stock granted or sold to a participant that are subject to vesting restrictions based on continued employment or attainment of performance goals. The Compensation Committee, in its discretion, may determine the purchase price, if any, for restricted stock.
Other Stock Unit Awards.
Other stock unit awards are awards valued, in whole or part, by reference to, or otherwise based on, shares of common stock. Other stock unit awards shall be subject to such conditions and restrictions as may be determined by the Compensation Committee, and may be payable in the form of cash or shares of common stock.

Dividend Equivalents.
Dividend equivalents are amounts equivalent to stock or other property dividends on shares of common stock with respect to the number of shares of common stock covered by the award, paid currently or on a deferred basis in cash or shares of common stock.
Performance Awards and Code Section 162(m) Provisions.
Performance awards are awards of cash, shares of common stock, or a combination of cash and shares of common stock, which become vested or payable upon the satisfaction of pre-determined performance goals over the pre-determined performance period established by the Compensation Committee. The performance goals will be based on one or more criteria such as the following: net sales; pretax income before allocation of corporate overhead and bonus; earnings per share; net income; division, group or corporate financial goals; return on stockholders’ equity; return on assets; attainment of strategic and operational initiatives; appreciation in and/or maintenance of the price of the shares of common stock or any other publicly-traded securities of the Company; market share; gross profits; earnings before taxes; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; economic value-added models; comparisons with various stock market indices; reductions in costs; return on invested capital of the Company or any affiliate, division or business unit of the Company for or within which the participant is primarily employed; the Company’s performance or the performance of an affiliate, division or business unit of the Company, or based upon the relative performance of other companies or upon comparisons of any of the indicators of performance relative to other companies. The performance period may be six months to five years. Upon completion of a performance period, the Compensation Committee will determine whether the performance goals have been met within the established performance period, and certify in writing to the extent such goals have been satisfied.
The performance-based award provisions of the Plan permit the Company to grant performance awards to executive officers of the Company whose compensation is subject to the deductibility limit of Section 162(m) of the Code that will qualify as “performance based” compensation and that will thus be deductible without regard to the deductibility limit. Similarly, these provisions of the Plan permit the Company to provide that the vesting of restricted stock, and the vesting or payment of any other stock unit award, granted to such an executive officer will be subject to the achievement of the objective performance goals over a performance period, and thus satisfy the requirements to be “performance based” compensation which is deductible without regard to the deductibility limit. The Compensation Committee may also grant awards that are not “performance based,” and that will be subject to the deductibility limit of Section 162(m) of the Code, if it determines that such awards are in the best interests of the Company.
Before the vesting, payment, settlement or lapsing of any restrictions with respect to any award that is intended to constitute “performance based” compensation under Section 162(m) of the Code, the Compensation Committee shall certify in writing that the applicable performance criteria have been achieved to the extent necessary for such award to qualify as “performance based” compensation within the meaning of Section 162(m) of the Code. Performance awards will generally be paid only after the end of the relevant performance period, and may be paid in cash, shares of common stock, other property, or any combination thereof, in the sole discretion of the Compensation Committee at the time of payment. Performance awards shall be subject to such conditions and restrictions as may be determined by the Compensation Committee, and may be payable in the form of cash or shares of common stock.
Exercisability and Vesting of Awards.
The Compensation Committee shall determine when and under what terms and conditions any award shall become exercisable or vested. However, the options that become exercisable for the first time in any year that can be treated as ISOs is limited to the first $100,000 of shares of common stock (valued as of the date of grant). Any options that first become exercisable in the year in excess of this limit shall be treated as NSOs. The Compensation Committee shall determine, in its discretion, the form of any payment for stock options, restricted stock, other stock unit awards and performance shares.

Transferability of Awards.
In general, no award under the Plan may be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment or other alienation or encumbrance of any kind, other than by will or by the laws of descent and distribution.
Duration of Options and Stock Appreciation Rights.
Each option or SAR shall expire on the date specified by the Compensation Committee, but not later than 10 years from the date of grant. ISOs granted to 10% stockholders of the Company (measured by ownership of voting power) shall expire not later than five years from the date of grant.
Certain Corporate Transactions; Adjustments.
Upon the happening of a merger, reorganization or sale of substantially all of the assets of the Company or other change of control events specified in the Plan, the Compensation Committee may, in its sole discretion, do one or more of the following: (a) shorten the period during which options and SARs are exercisable (provided they remain exercisable for at least 30 days after the date notice of such shortening is given to the participants); (b) accelerate any vesting schedule to which an option, SAR, restricted stock, other stock unit award or performance award is subject; (c) arrange to have the surviving or successor entity or any parent entity thereof assume the options, SARs, restricted stock, other stock unit awards or grant replacement options or SARs with appropriate adjustments in the option prices and adjustments in the number and kind of securities issuable upon exercise; (d) cancel options upon payment to the participants in cash of an amount that is the equivalent of the excess of the fair market value of the Company’s common stock (at the effective time of the merger, reorganization, sale or other event) over the exercise price of the option to the extent the options are vested and exercisable, and cancel SARs by paying the value thereof; or (e) make any other modification or adjustment that the Compensation Committee deems appropriate and fair in its discretion. The Compensation Committee may also provide for one or more of the foregoing alternatives in any particular award agreement.
In the event of a recapitalization, reorganization, spin-off, reclassification, stock dividend, stock split, reverse stock split or similar transaction, awards shall be adjusted appropriately, or in the case of dividend equivalents, the Compensation Committee may in its discretion make an appropriate adjustment.
Amendment for the Offer.
The Plan was amended by our Board of Directors on March 1, 2011, at the recommendation of the Compensation Committee and subject to stockholder approval on May 24, 2011, to authorize and provide for the Offer. The amendment provides that the Offer shall be completed within 12 months, providing eligible employees a written offer to exchange specified eligible stock options, on a grant-by-grant basis, over a period of at least 20 business days, and for new stock options issued at the fair market value on the date of issuance of the new stock options. The amendment further provides that the new stock options shall not be vested or exercisable within one year after the date of the exchange, that the expiration of a new stock option will be the same as the corresponding surrendered eligible option, and that all new stock options will be non-statutory stock options subject to the terms of the Plan and an award agreement entered into between the Company and each participating employee.
Amendment and Termination of the Plan.
The Board of Directors may terminate, amend or modify the Plan or any portion thereof at any time; provided, however, that, without approval of our stockholders, no such amendment or modification will be made that (a) increases the total number of shares of common stock that may be granted under the Plan, in the aggregate, with respect to any type of award, or with respect to any individual during any one calendar year (except in each case for adjustments to common stock for corporate transactions or other events such as stock splits, reverse stock splits and stock dividends, as provided in the Plan) or (b) is required to be submitted to stockholders for approval under applicable law or the rules of the SEC and/or the New York Stock Exchange (or other principal securities exchange on which shares of our common stock are then listed). Except as otherwise determined by the Board of Directors, termination of the Plan will not affect the Compensation Committee’s ability to exercise the powers granted to it hereunder with respect to awards granted under the Plan prior to the date of such termination. The Compensation Committee may take such actions as it deems appropriate to ensure that the Plan and awards comply with any tax, securities or other applicable laws. In general, no amendment or termination of the Plan will adversely affect the rights of a participant that has been established prior to such amendment or termination absent the written consent of the affected participant.

Federal Income Tax Matters.
The following discussion of federal income tax consequences does not purport to be a complete analysis of all of the potential tax effects of the Plan. It is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change. No information is provided with respect to persons who are not citizens or residents of the United States, or foreign, state or local tax laws, or estate and gift tax considerations. In addition, the tax consequences to a particular participant may be affected by matters not discussed above or elsewhere in the Offer to Exchange. ACCORDINGLY, EACH PARTICIPANT IS URGED TO CONSULT HIS OR HER TAX ADVISOR CONCERNING THE TAX CONSEQUENCES TO HIM OR HER OF THE PLAN, INCLUDING THE EFFECTS OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND OF CHANGES IN THE TAX LAWS. The Plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”) and is not qualified under Section 401(a) of the Code.
Non-Qualified Stock Options and Stock Appreciation Rights.
A recipient recognizes no taxable income upon the grant of an NSO or SAR. Upon exercise of either, a participant will recognize taxable ordinary income equal to the difference between the fair market value of the Company’s common stock on the exercise date and the exercise price. Any additional gain or loss recognized upon the subsequent sale or exchange of the stock will be taxed as a short-term or long-term capital gain or loss, as the case may be.
Incentive Stock Options.
A participant recognizes no taxable income upon the grant or exercise of an ISO (except for purposes of the alternative minimum tax, in which case income recognition is the same as for NSOs). If a participant exercises an option and sells the shares more than two years after the grant date and more than one year after the exercise date, the participant will recognize a long-term capital gain or loss equal to the difference between the sale price and the exercise price. If a participant exercises an option and sells the shares before the end of the 2-year or 1-year holding periods, the participant will generally recognize: (a) taxable ordinary income equal to the difference between (i) the fair market value of the shares at exercise (or at sale, if less) and (ii) the exercise price of the option, plus (b) short-term capital gain on any excess of the sale price over the exercise price.
Restricted Stock, Stock Unit and Performance Awards.
A participant who receives restricted stock, stock units, performance awards or other awards that are subject to forfeiture prior to vesting generally will recognize no taxable income at the time of grant. When the restrictions have lapsed or the performance criteria have been met (that is, upon vesting), the participant will recognize taxable ordinary income equal to the difference between the fair market value of the Company’s stock on the vesting date less the amount paid, if any, for the shares. For restricted stock, a participant may elect to be taxed based on the fair market value of the award at the time of grant.
Tax Consequences to the Company.
In the foregoing cases, the Company generally will be entitled to a deduction at the same time and in the same amount as a participant recognizes ordinary income, subject to the limitations imposed under the Code.

$1,000,000 Limit on Deductible Non-Performance Based Compensation.
Section 162(m) of the Code provides that any publicly-traded corporation will be denied a deduction for compensation paid to certain executive officers to the extent that the compensation exceeds $1,000,000 per officer per year. However, as discussed above, the deduction limit does not apply to “performance based” compensation, as defined in Section 162(m) of the Code. See “— Performance Awards and Code Section 162(m) Provisions.”
Excess Parachute Payments.
Under Section 4999 of the Code, certain officers, stockholders, or highly-compensated individuals (“Disqualified Individuals”) will be subject to an excise tax (in addition to federal income taxes) of 20% of the amount of certain “excess parachute payments” which they receive as a result of a change in control of the Company. Furthermore, Section 280G of the Code prevents the Company from taking a deduction for any “excess parachute payments.”
Section 409A Considerations.
Section 409A of the Code imposes certain additional taxes on an employee or service provider who receives “deferred compensation” that does not comply with the requirements of Section 409A. The Company believes that stock options, SARs and restricted stock granted under the Plan will not constitute “deferred compensation” within the meaning of Section 409A and that other awards under the Plan that are payable within a limited period of time after vesting will not constitute “deferred compensation” within the meaning of Section 409A.
Special Rules; Withholding of Taxes.
Special tax rules may apply to a participant who is subject to Section 16 of the Exchange Act. Other special tax rules will apply if a participant exercises a stock option by delivering shares of the Company’s common stock which he or she already owns, or through a “broker’s exercise.” The Company may take whatever steps the Compensation Committee deems appropriate to comply with any applicable withholding tax obligation in connection with the exercise of an option or stock appreciation right or the grant or vesting of restricted stock, other stock unit awards, or performance awards, including requiring any participant to pay the amount of any applicable withholding tax to the Company in cash. The Compensation Committee may, in its discretion, authorize “cashless withholding.”
Plan Benefits
The amount and timing of awards granted under the Plan are determined in the sole discretion of the Compensation Committee and therefore cannot be determined in advance. The future awards that would be received under the Plan by our executive officers and other employees are discretionary and are therefore not determinable at this time.
NOTHING IN THE OFFER SHOULD BE CONSTRUED TO CONFER UPON YOU THE RIGHT TO REMAIN AN EMPLOYEE OF PINNACLE OR ONE OF OUR SUBSIDIARIES. THE TERMS OF YOUR EMPLOYMENT WITH US ARE NOT AFFECTED OR CHANGED BY THE OFFER. WE CANNOT GUARANTEE OR PROVIDE YOU WITH ANY ASSURANCE THAT YOU WILL NOT BE SUBJECT TO INVOLUNTARY TERMINATION OR THAT YOU WILL OTHERWISE REMAIN AN EMPLOYEE OF PINNACLE OR ONE OF OUR SUBSIDIARIES UNTIL THE GRANT DATE FOR THE NEW OPTIONS OR THEREAFTER.
GENERALLY, IF YOU EXCHANGE ELIGIBLE OPTIONS FOR NEW OPTIONS AND YOU CEASE TO BE EMPLOYED BY US BEFORE THE NEW OPTIONS VEST, YOU WILL FORFEIT ANY UNVESTED PORTION OF YOUR NEW OPTIONS.

3. Purpose
We are implementing the Offer to motivate and retain key employees and reinforce the alignment of employee and stockholder interests. Granting New Options in exchange for the surrender and cancellation of Eligible Options also will reduce outstanding stock option “overhang” while not creating any additional compensation expense.
As with so many other companies, the recent global financial and economic crisis caused a steep reduction in our stock price over the past five years. This decline mirrors the decline in the stock prices of other companies in the casino industry, as well as other industries. There is no sign that that our stock price (or the stock prices of other companies in our industry) will soon return to historical levels. Job losses and other factors contributing to less discretionary income have deeply affected our industry.
We believe underwater options do not effectively serve the long term incentive, motivation and retention objectives that they were intended to provide. The Offer is an important component in our strategy to more closely align employee and stockholder interests through our equity compensation programs by providing employees who elect to participate potential renewed incentives that may over time have greater value than their Eligible Options. Tendering your Eligible Options in the Offer will provide you with a means of exchanging significantly underwater options for New Options covering a lesser number of shares, but with an exercise price that is equal to the market price of our shares of common stock on the date of expiration of the Offer (which is also the date on which the New Options are granted). The Offer also is intended to enable us to enhance long-term stockholder value by providing greater assurance that we will be able to retain experienced and productive employees, by increasing the motivation of our employees generally, and by more closely aligning employee and stockholder interests through our equity compensation programs.
The Offer is designed to permit the Company to achieve the following objectives:
•	Provide renewed incentives to our employees who participate in the Offer.
•	Reduce our total number of outstanding stock options, and thus our “overhang,” that have high exercise prices and may no longer provide adequate incentives to our employees. We believe that having these underwater options remain outstanding does not serve the interests of our stockholders and does not provide the benefits intended by our equity compensation program. By replacing the Eligible Options with New Options covering a lesser number of shares, our overhang will decrease.
4. Procedures for Tendering Eligible Options
The Offer is scheduled to expire at 11:00 p.m., Eastern Time, on Friday, September 9, 2011. Unless we extend the Offer for all Eligible Employees, no exceptions will be made to this deadline. Although we do not presently intend to do so, we may, in our sole discretion, extend the expiration date of the Offer at any time. If we extend the Offer, we will publicly announce the extension and the new expiration date and time no later than 9:00 a.m., Eastern Time, on the next business day after the last previously scheduled expiration date.
If you want to exchange any of your Eligible Options, you must submit your election so that it is received before the Offer expires. You must submit an election to exchange Eligible Options by completing and returning a paper election form to the Company by overnight delivery, mail, fax or email, according to the instructions contained in the Offer to Exchange.
To submit a paper election form via overnight delivery or regular mail, you must send the election form to the following address:
Pinnacle Entertainment, Inc.
Attn: Stock Option Exchange Program (Legal Department)
8918 Spanish Ridge Avenue
Las Vegas, Nevada 89148

To submit a paper election form via fax, you must send the election form to the following fax number: 1-702-541-7773. To submit a paper election form via email, you must send the election form to the following email address: stockoptionexchangeprogram@pnkinc.com.
The proper submission or delivery of all materials, including elections, changes of elections and withdrawals, is your responsibility. Only responses that are complete and actually received by the deadline will be eligible to be accepted. If your election is not received by the Offer expiration time, you will be deemed to have rejected the Offer.
If you elect to participate in the Offer, you may elect to tender your Eligible Options on a grant-by-grant basis. So, if you elect to tender any Eligible Options, you must tender all Eligible Options granted to you for that grant to the extent not previously exercised. However, you may choose to tender all Eligible Options granted in one grant but not another grant.
You do not need to return your stock option award agreements relating to any tendered Eligible Options because they automatically will be cancelled if we accept the Eligible Options that you tender for exchange.
If you submit your election, change your election or withdraw your election, we intend to send you a confirmation within a reasonable time. If you do not receive a confirmation before the expiration date of the Offer, it is your responsibility to confirm that we have received your election and/or any change or withdrawal of your election. If you use overnight delivery or mail, we recommend that you use a delivery method that can be tracked by the delivery carrier. You can confirm the receipt of your paper election by sending an email to stockoptionexchangeprogram@pnkinc.com.
We reserve the right to reject any or all tenders of Eligible Options that we determine are not in appropriate form. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties. Subject to our rights to extend, terminate and amend the Offer, we expect to accept all properly tendered Eligible Options upon expiration of the Offer.
Electing Not to Participate.
Participation in the Offer is voluntary, and there are no penalties for electing not to tender any of your Eligible Options. If you do not want to tender your options in the Offer, you do not need to take any action. Only responses that are complete and actually received by us by the deadline will be eligible to be accepted. If we do not receive your paper election materials before 11:00 p.m., Eastern Time, on September 9, 2011, we will interpret this as your election not to participate in the Offer, and none of your Eligible Options will be exchanged for New Options. Any Eligible Options that you do not validly tender will remain outstanding on the same terms and conditions on which they were granted. We are under no obligation to contact you to confirm your election not to participate.
Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects.
We will determine all questions as to form, validity (including time of receipt), eligibility and acceptance of any tender of Eligible Options in our sole discretion. We may reject any or all tenders of Eligible Options that we determine were not properly effected or that we determine are unlawful to accept. Otherwise, we expect to accept all validly tendered Eligible Options that are not properly withdrawn. We may waive any defect or irregularity in any election with respect to any particular Eligible Options or any particular Eligible Employee. No Eligible Options will be treated as properly tendered until any defects or irregularities that we identify have been cured by the Eligible Employee tendering the Eligible Options or waived by us. Neither we nor any other person are obligated to give notice of receipt of any election or of any defects or irregularities involved in the exchange of any Eligible Options, and no one will be liable for failing to give notice of receipt of any election or any defects or irregularities. Our determination of these matters will be given the maximum deference permitted by law; however, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties.

Our Acceptance Constitutes an Agreement.
Your election to tender your Eligible Options according to the procedures described above will constitute your acceptance of the terms and conditions of the Offer. Our acceptance of your Eligible Options that are properly tendered will form a binding agreement between you and us upon the terms and subject to the conditions of the Offer. When we accept your properly tendered Eligible Options, they automatically will be cancelled and rendered null and void, and you, by tendering your Eligible Options, irrevocably release all of your rights with respect to the Eligible Options. Your election to tender Eligible Options in exchange for New Options constitutes your agreement to and acceptance of the terms and conditions of the New Options upon grant.
5. Withdrawal Rights and Change of Elections
If you elect to tender Eligible Options in the Offer and later change your mind, you may change or withdraw your election at any time before the expiration of the Offer, provided that you comply with the provisions of this Section III.5. If we extend the Offer, you may change or withdraw your tender of Eligible Options at any time until the expiration of the extended deadline. You may change your mind as many times as you wish, but you will be bound by the latest dated election that is properly completed and received before the expiration of the Offer. In addition, you may withdraw your tendered Eligible Options if we have not accepted your tendered Eligible Options for exchange within 40 business days after the commencement of the Offer.
You may change or withdraw your elections by submitting a new paper election form. Your election to change or withdraw a previous election must be received by us before the expiration deadline of 11:00 p.m., Eastern Time, on September 9, 2011 (or such later date and time as may apply if the Offer is extended).
If you withdraw a previous election to tender Eligible Options, that withdrawal election may not be revoked after the Offer expires. Neither we nor any other person is obligated to give you notice of any errors in any change of election or withdrawal submitted by you, and no one will be liable for failing to give notice of any errors. We will determine all questions as to the form and validity (including time of receipt) of withdrawals. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties.
6. Acceptance of Eligible Options for Exchange; Issuance of New Options
Acceptance.
If you are an Eligible Employee and validly tender Eligible Options that you do not withdraw from the Offer before the expiration of the Offer, those options will be cancelled when we accept them, and you will no longer have any rights with respect to those options.
Timing of Acceptance.
Subject to our rights to extend, terminate and amend the Offer before its expiration and to the satisfaction, or our waiver, of all of the conditions to the Offer, we will accept promptly after the expiration of the Offer all validly tendered Eligible Options that have not been properly withdrawn.
Issuance of New Options.
We expect to cancel all properly tendered Eligible Options on the same day that the Offer expires. The New Options will be granted on the expiration date of the Offer. If you elect to exchange Eligible Options in the Offer, we will send you a confirmation of participation notice following the expiration of the Offer, reflecting the terms of your New Options. All New Options will have an exercise price equal to the closing price of our shares of common stock as reported by the New York Stock Exchange on the date of expiration of the Offer (which is also the date on which the New Options are granted). If the expiration date is extended, then the cancellation date and the New Option grant date would be similarly extended. The number of shares subject to each New Option is not affected by the grant date because the exchange ratios are fixed and pre-established. Additionally, because we do not grant options to purchase fractional shares, the number of shares underlying a New Option will be rounded down after application of the exchange ratios.

Termination of Stock Option Award Agreements.
Upon our acceptance of your Eligible Options that you tender in the Offer, your currently outstanding stock option award agreements relating to the tendered Eligible Options automatically will be cancelled and rendered null and void, and you, by tendering your Eligible Options, irrevocably release all of your rights thereunder.
7. Extension of Offer; Termination; Amendment
We may at any time and from time to time extend the period of time during which the Offer is open and thereby delay accepting any Eligible Options tendered for exchange by publicly announcing the extension and giving written or electronic notice of such extension to the Eligible Employees.
Before the expiration date of the Offer, we may postpone our decision of whether or not to accept and cancel any Eligible Options. In order to postpone accepting and canceling, we must publicly announce the postponement and will give written or electronic notice of the postponement to the Eligible Employees. Our right to delay accepting Eligible Options is limited by Rules 13e-4(f)(5) and 14e-1(c) promulgated under the Exchange Act, which requires us to pay the consideration offered or return the tendered options promptly after we terminate or withdraw the Offer.
Before the expiration of the Offer, we may terminate the Offer if any of the conditions specified in Section III.9 occurs. In such event, any tendered Eligible Options will continue to be held by the tendering Eligible Employee as if no tender had occurred. We will provide written or electronic notice of any such termination to all Eligible Employees holding Eligible Options. See Section III.9 for further details.
As long as we comply with applicable law, we reserve the right to amend the Offer in any respect, including by changing the number or type of options eligible to be exchanged in the Offer. If we extend the length of time during which the Offer is open, such extension will be announced no later than 9:00 a.m., Eastern Time, on the next business day after the last previously scheduled expiration date. Any amendment will be disseminated promptly to Eligible Employees in a manner reasonably designed to inform Eligible Employees of such change. Without limiting the manner in which we may choose to disseminate any amendment, except as required by law, we have no obligation to publish, advertise or otherwise communicate any amendment to the Offer other than to Eligible Employees.
If we materially change the terms of the Offer or the information about the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d), 13e-4(e), 13e-4(f) or 14e-1 promulgated under the Exchange Act. Under these rules, the minimum period the Offer must remain open following material changes in the terms of the Offer or information about the Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances. Although we currently have no intention to do so, if we decide to take any of the following actions, we will publish notice of the action:
•	increase or decrease in the exchange ratios for Eligible Options;
•	change the number or type of options eligible to be tendered in the Offer; or
•	increase the number of options eligible for tender in the Offer by an amount that exceeds 2% of the number of shares of common stock issuable upon exercise of the options eligible for tender in the Offer immediately before the increase.

If the Offer is scheduled to expire within ten business days from the date we notify you of such an increase, decrease or change, we will also extend the Offer to remain open for a period of at least ten business days after the date the notice is published.
8. Material U.S. Federal Income Tax Consequences
The following summarizes the material U.S. federal income tax consequences of the Offer to you. Please note that the following is only a summary of the material U.S. federal income tax laws and regulations that apply to the Offer and does not address all possible tax aspects of transactions that may arise in connection with the Offer, including foreign, state or local tax consequences. Tax laws and regulations are complex and are subject to legislative changes. In addition, circumstances unique to certain individuals may change the usual income tax results.
We believe the exchange of Eligible Options for New Options pursuant to the Offer should be treated as a non-taxable exchange in the U.S., and no income should be recognized for U.S. federal income tax purposes by us or the Eligible Employees upon the issuance of the New Options. However, the tax consequences of the Offer are not entirely certain, and the Internal Revenue Service is not precluded from adopting a contrary position, and the law and regulations themselves are subject to change.
Because the New Options issued in the Offer will be U.S. non-qualified stock options, upon exercise of the New Options, the Eligible Employee will recognize ordinary income equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for those shares. If the Eligible Employee is subject to U.S. income taxes at the time of exercise of the New Options, the ordinary income will be subject to applicable tax withholding. Upon disposition of the stock, the Eligible Employee generally will recognize a capital gain or loss (which will be long- or short-term, depending upon whether the stock was held for investment for more than one year) equal to the difference between the selling price and the employee’s tax basis in the stock, which generally will be the sum of the amount paid for the stock, plus any amount recognized as ordinary income upon acquisition of the stock. All holders of Eligible Options are urged to consult their own tax advisors regarding the tax treatment of participating in the Offer under all applicable laws prior to participating in the Offer.
Our grant of a New Option will have no tax consequences to us. However, we generally will be entitled to a business expense deduction upon the exercise of a New Option in an amount equal to the amount of ordinary compensation income attributable to an Eligible Employee upon exercise. We will also attempt to comply with Section 409A of the Code by granting the New Options with exercise prices at fair market value on the grant date (which is also the date of expiration of the Offer).
We will withhold all required local, state, federal, foreign, income and other taxes and any other amount required to be withheld by any governmental authority or law with respect to income recognized with respect to the exercise of a nonqualified stock option by an Eligible Employee who has been employed by us. We will require any such Eligible Employee to make arrangements to satisfy this withholding obligation prior to the delivery or transfer of any of our shares of common stock.
There may be additional foreign, state or local tax imposed as a result of the Offer or your participation in the Offer, and those consequences may vary based on where you live. YOU SHOULD CONSULT WITH A TAX ADVISOR TO DETERMINE THE SPECIFIC TAX CONSIDERATIONS AND TAX CONSEQUENCES RELEVANT TO YOUR PARTICIPATION IN THE OFFER.

9. Conditions to Completion of the Offer
We will not be required to accept any Eligible Options tendered for exchange if any of the events described below occurs. We may terminate or amend the Offer, in each case, subject to Rules 13e-4(e)(3), 13e-4(f)(5), 14e-1(c) and 14e-1(d) promulgated under the Exchange Act, or postpone our acceptance and cancellation of any Eligible Options tendered for exchange, if at any time on or after August 11, 2011 and on or before the expiration of the Offer:
(a) there shall have been instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that challenges the making of the Offer or the acquisition of some or all of the Eligible Options tendered for exchange pursuant to the Offer;
(b) there shall have been any action pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us, by any court or any government or governmental, regulatory or administrative agency, authority or tribunal that would:
(i) make the acceptance for exchange or the exchange of some or all of the Eligible Options elected for tender illegal or otherwise restrict or prohibit consummation of the Offer; or
(ii) delay or restrict our ability, or render us unable, to accept for exchange or to exchange some or all of the Eligible Options tendered for exchange;
(c) there shall have occurred:
(i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;
(ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;
(iii) the commencement or escalation of a war, armed hostilities or other international or national crisis involving the United States;
(iv) any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on the extension of credit by banks or other lending institutions in the United States;
(v) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;
(vi) any decrease of greater than 10% of the market price of our shares of common stock from the price of $11.82 per share (its price on the date that we determined the exchange ratios);
(vii) any decline in either the Dow Jones Industrial Average or the Standard and Poor’s Index of 500 Companies by an amount greater than 15% measured during any time period after the close of business on August 9, 2011; or
(viii) any change, development, clarification or position taken in generally accepted accounting principles in the U.S. that would or could require us to record for financial reporting purposes compensation expense in connection with the Offer that would be in excess of any compensation expense that we would be required to record under U.S. generally accepted accounting principles in effect at the time we commence the Offer.
(d) a tender or exchange offer with respect to some or all of our shares of common stock, or a merger or acquisition proposal for us, shall have been announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:
(i) any person, entity or group, within the meaning of Section 13(d)(3) of the Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of our outstanding shares of common stock, or any new group shall have been formed that beneficially owns more than 5% of our outstanding shares of common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before August 9, 2011;

(ii) any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before August 9, 2011 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of our outstanding shares of common stock; or
(iii) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our assets or securities.
These conditions are for our benefit. We may assert them at our discretion regardless of the circumstances giving rise to them before the expiration of the Offer. We may waive them at any time and from time to time before the expiration of the Offer in our discretion. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights, except that it will be deemed a waiver with respect to the particular facts and circumstances at issue. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section III.9 will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties.
If one of the conditions listed above is triggered by events that occur during the Offer period but before the expiration of the Offer, we will promptly notify the Eligible Employees of the triggering of the condition and how we intend to proceed (that is, waive the condition and proceed with the Offer, or amend or terminate the Offer) unless the condition is one where satisfaction of the condition may be determined only upon expiration of the Offer. Depending on the materiality of a waived condition and the number of days remaining in the Offer upon a waiver, we may be required by law to extend the Offer or provide the Eligible Employees with additional disclosures.
10. Price Range of Shares of Common Stock Underlying Eligible Options
There is no established trading market for the Eligible Options. The securities underlying the Eligible Options are our shares of common stock. Our shares of common stock trade on the New York Stock Exchange under the symbol “PNK.”
The following table presents the high and low closing prices per share of our shares of common stock for the periods indicated as reported by the New York Stock Exchange:

	High	Low

Fiscal 2009
Quarter Ended:
March 31, 2009	$8.83	4.78
June 30, 2009	13.99	6.81
September 30, 2009	11.49	8.35
December 31, 2009	11.82	8.07
Fiscal 2010
Quarter Ended:
March 31, 2010	$10.04	7.08
June 30, 2010	14.57	9.38
September 30, 2010	11.58	8.59
December 31, 2010	14.25	11.01
Fiscal 2011
Quarter Ended:
March 31, 2011	$15.33	11.90
June 30, 2011	14.90	12.51

As of August 9, 2011, the closing price of our shares of common stock as reported by the New York Stock Exchange was $11.82 per share.
You should obtain current market prices for our shares of common stock before you decide whether to tender your Eligible Options.

11.	Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Eligible Options
A list of our current directors and executive officers as of August 9, 2011 is attached to the Offer to Exchange as Schedule A. Current and former members of our Board and executive officers are not eligible to participate in the Offer.
As of July 31, 2011, our executive officers and directors (10 persons) as a group held unexercised and outstanding compensatory stock options to purchase a total of approximately 1,802,747 shares of our common stock, which represented approximately 29.49% of the shares of our common stock subject to all options outstanding as of that date. The following table sets forth the beneficial ownership of each of our current executive officers and directors of options outstanding as of July 31, 2011. The percentages in the tables below are based on the total number of shares of our common stock underlying outstanding options to purchase shares of our common stock, which was 6,113,500 as of July 31, 2011.

			Percentage
		Number of	of Total
		Shares	Shares
		Underlying	Underlying
		Options	Outstanding
Name of Executive Officer and Director	Title	Outstanding	Options

Anthony M. Sanfilippo	President, Chief Executive Officer and Director	650,000	10.63%
Carlos A. Ruisanchez	Executive Vice President and Chief Financial Officer	115,000	1.88%
John A. Godfrey	Executive Vice President, General Counsel and Secretary	202,747	3.32%
Virginia E. Shanks	Executive Vice President and Chief Marketing Officer	120,000	1.96%
Stephen C. Comer	Director	59,000	*
John V. Giovenco	Director	214,000	3.50%
Richard J. Goeglein	Director	96,000	1.57%
Bruce A. Leslie	Director	114,000	1.86%
James L. Martineau	Director	116,000	1.90%
Lynn P. Reitnouer	Director	116,000	1.90%

*	Less than 1%.
On August 9, 2011, John A. Godfrey purchased 5,000 shares of the Company’s common stock on the open market at a price per share of $10.87. On August 8, 2011, Stephen C. Comer purchased 500 shares of the Company’s common stock on the open market at a price per share of $11.85. On July 22, 2011, John A. Godfrey exercised an option to purchase 1,500 shares of the Company’s common stock at a price per share of $7.02 and sold the underlying shares on the open market at a price per share of $15.50 pursuant to a Rule 10b5-1 Plan. On June 30, 2011, Bruce A. Leslie was granted 1,166 phantom stock units that are convertible into shares of the Company’s common stock on a one-for-one basis. In addition, on June 30, 2011, Stephen C. Comer was granted 1,113 phantom stock units that are convertible into shares of the Company’s common stock on a one-for-one basis.
Other than described in the paragraph immediately above, to our knowledge, no directors or executive officers, nor any affiliates of ours, were engaged in transactions involving options to purchase our shares of common stock or in transactions involving our shares of common stock during the past sixty days before and including August 10, 2011. Except as otherwise described in the Offer to Exchange or in our filings with the SEC, including our proxy statement as filed with the SEC on April 12, 2011, and other than outstanding stock options and other stock awards granted from time to time to our executive officers and directors under our Plan, neither we nor, to our knowledge, any of our executive officers or directors, is a party to any agreement, arrangement or understanding with respect to any of our securities, including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

12. Status of Eligible Options Acquired by Us in the Offer; Accounting Consequences of the Offer
Eligible Options that are surrendered in the Offer will be cancelled immediately upon our acceptance of the tender of such Eligible Options on the expiration date of the Offer. Shares subject to Eligible Options granted under the Plan will be cancelled and will be available for new grants under the Plan. Assuming full participation in the Offer, as of August 9, 2011, approximately 162,745 shares are subject to Eligible Options that would be cancelled if accepted for exchange and will be available for new grants under the Plan.
Under U.S. accounting standards, to the extent the estimated fair value of each award of New Options granted pursuant to the Offer exceeds the estimated fair value of the surrendered Eligible Options, such excess is considered incremental compensation expense. If there is any incremental compensation expense associated with the New Options as a result of the Option Exchange, it will be recognized over the vesting period of the New Options. Any unrecognized compensation expense from the Eligible Options surrendered will be recognized prior to the end of the service period of the New Options granted in the Offer. We do not expect to incur significant incremental compensation expense as a result of the Offer.
13. Legal Matters; Regulatory Approvals
The Offer is subject to a number of conditions. We are not aware of any license or regulatory permit material to our business that might be adversely affected by the Offer or of any other approval or other action by any governmental, administrative or regulatory authority or agency that is required for the acquisition or ownership of the Eligible Options as described in the Offer. If any other approval or action should be required, we presently intend to seek the approval or endeavor to take the action. This could require us to delay the acceptance of, and exchange of, Eligible Options tendered to us. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business. Our obligation under the Offer to accept tendered options is subject to the conditions described in Section III.9.
14. Fees and Expenses
We will not pay any fees or commissions to any broker, dealer or other person in connection with the tender of Eligible Options by Eligible Employees under the Offer.
15. Source and Amount of Consideration
The New Options will be granted under the Plan. As of August 9, 2011, Eligible Options to purchase up to approximately 315,500 shares of our common stock were outstanding and held by Eligible Employees. If all Eligible Options are tendered to the Company for exchange under the Offer, an aggregate of approximately 152,755 shares of our common stock will be subject to New Options granted.
16. Information Concerning Pinnacle Entertainment, Inc.
Pinnacle Entertainment, Inc., a Delaware corporation, is the successor to the Hollywood Park Turf Club, which was organized in 1938. It was incorporated in 1981 under the name Hollywood Park Realty Enterprises, Inc. In 1992, we changed our name to Hollywood Park, Inc. and in February 2000, we became Pinnacle Entertainment, Inc.

Our common stock trades on the New York Stock Exchange under the symbol “PNK.” Pinnacle Entertainment, Inc. is an owner, operator and developer of casinos and related hospitality and entertainment facilities. We operate seven casinos: L’Auberge du Lac in Lake Charles, Louisiana; River City Casino and Lumière Place in St. Louis, Missouri; Boomtown New Orleans in New Orleans, Louisiana; Belterra Casino Resort in Vevay, Indiana; Boomtown Bossier City in Bossier City, Louisiana; and Boomtown Reno in Reno, Nevada. Our River City Casino opened on March 4, 2010. In April 2010, we canceled our Sugarcane Bay project in Lake Charles, Louisiana. On June 24, 2010, we closed our President Casino facility in St. Louis, Missouri, and on June 30, 2010, we completed the sale of our Argentina operations for approximately $40 million.
We are in the process of constructing our L’Auberge Casino & Hotel Baton Rouge in Baton Rouge, Louisiana, which is subject to various regulatory approvals. During construction, we have faced unusually high volatility of the Mississippi River’s water levels in Baton Rouge, which has delayed construction. Management currently expects the opening of L’Auberge Casino & Hotel Baton Rouge to be delayed until the summer of 2012.
In January 2011, we closed on the acquisition of the River Downs racetrack in Cincinnati, Ohio. This asset purchase, funded with cash on hand, positions us to benefit from the recent Ohio legislative approval of up to 2,500 video lottery terminals (VLTs) at each of Ohio’s racetracks.
In May 2011, we entered into an agreement to acquire a 26% equity interest in Asian Coast Development (Canada) Ltd, a British Columbia corporation (“ACDL”), for a total purchase price of $95 million. ACDL is the owner and operator of the Ho Tram Strip beachfront complex of integrated resorts and residential developments in southern Vietnam. The investment closed on August 8, 2011. In connection with the closing, we entered into a management agreement to manage the second integrated resort at the Ho Tram strip through the year 2058, with a potential 20-year extension.
We operate casino properties, all of which include gaming, and some of which include hotel, dining, retail and other amenities. Our operating results are highly dependent on the volume of customers at our properties, which, in turn, affects the price we can charge for our hotel rooms and other amenities. While we do provide casino credit in several gaming jurisdictions, most of our revenue is cash-based, with customers wagering with cash or paying for non-gaming services with cash or credit cards. Our properties generate significant operating cash flow. Our industry is capital-intensive, and we rely on the ability of our resorts to generate operating cash flow to pay interest, repay debt financing costs and fund maintenance capital expenditures.
Our mission is to increase stockholder value. We intend to accomplish this through our long-term strategy of providing our guests with their favorite games in attractive surroundings with high-quality guest service; maintaining and improving each of our existing properties; and building or acquiring new casinos or resorts that are expected to produce favorable returns above our cost of capital. Hence, we continually focus on customer service; we are maintaining and improving our existing properties with disciplined capital expenditures; we are developing a new, high-quality gaming property in an attractive gaming market; and we may make strategic acquisitions, either alone or with third parties, when and if available, on terms we believe are reasonable.
Pinnacle’s headquarters are in Las Vegas, Nevada. Our principal executive offices are located at 8918 Spanish Ridge Avenue, Las Vegas, Nevada 89138, and our telephone number at that address is (702) 541-7777. Additional information on the Company can be found on our website at: http://www.pnkinc.com. Information found on our website is not incorporated by reference in the Offer to Exchange.
17. Corporate Plans, Proposals and Negotiations
The Company continually evaluates and explores strategic opportunities as they arise, including business combination transactions, strategic relationships, purchases and sales of assets and similar transactions. At any given time, we may be engaged in discussions or negotiations with respect to various corporate transactions or with respect to changes in existing strategic relationships. The Company also enters into agreements for the purchase and sale of products and services, engages in purchases and sales of assets and incurs indebtedness from time to time in the ordinary course of business. In addition, at any given time, we may also be engaged in discussions or negotiations with potential candidates for management or board of director positions with the Company or with existing members of management for changes in positions, responsibilities or compensation.

Subject to the foregoing and except as otherwise disclosed in this document or in the Company’s filings with the SEC, we have no present plans, proposals or negotiations that relate to or would result in:
•	any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of our subsidiaries;
•	any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;
•	any material change in our present dividend policy, or our indebtedness or capitalization;
•	any other material change in our corporate structure or business;
•	any other changes to our present board of directors or management of the Company;
•	our shares of common stock not being authorized for listing on the New York Stock Exchange;
•	our shares of common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;
•	the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;
•	the acquisition by any person of any additional securities of the Company or the disposition of any of our securities; or
•	any changes in our Restated Certificate of Incorporation, as amended, Restated Bylaws or other governing instruments or any actions that could impede the acquisition of control of the Company.
18. Additional Information
With respect to the Offer, we filed a Tender Offer Statement on Schedule TO with the SEC on August 11, 2011, of which this document is a part. This document does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. You should review the Schedule TO, including the exhibits, before making a decision on whether to participate in the Offer.
We also recommend that, in addition to this document, you review the following materials, which we have filed with the SEC and are incorporating by reference into this document, before making a decision on whether to participate in the Offer:
•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed with the SEC on March 1, 2011;
•	the Definitive Proxy Statement for our 2011 Annual Meeting of Stockholders, filed with the SEC on April 12, 2011, and Definitive Additional Materials related to the 2011 Annual Meeting of Stockholders, filed with the SEC on May 9, 2011;
•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011 and June 30, 2011, filed with the SEC on May 6, 2011 and August 9, 2011, respectively;
•	our Current Reports on Form 8-K (other than information and exhibits “furnished” to and not “filed” with the SEC in accordance with SEC rules and regulations), filed with the SEC on January 7, 2011, January 14, 2011, February 1, 2011, March 4, 2011, March 7, 2011, March 15, 2011, March 29, 2011, May 9, 2011, May 26, 2011, June 1, 2011, and August 4, 2011; and
•	The description of our common stock contained in our registration statement on Form 8-A filed November 21, 1997, as amended by our registration statement on Form 8-A filed on August 10, 2001, our current reports on Form 8-K filed on January 26, 2004 and May 9, 2005 and including any other amendments or reports filed as of the date of commencement of the Offer for the purpose of updating such description (other than any portion of such filings that are furnished under applicable SEC rules rather than filed).

You should also review the filings we make with the SEC after the date of the Offer to Exchange. The filings listed above and our other reports, registration statements, proxy statements and other SEC filings can be inspected and copied at the reference facilities maintained by the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of these documents from this office upon the payment of the fees prescribed by the SEC. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-732-0330. These filings are also available to the public on the website of the SEC at http://www.sec.gov and on our website at the investor page at http://www.pnkinc.com.
We will also provide, without charge, to any Eligible Employee holding Eligible Options, upon the request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). You may make such a request by writing to our Investor Relations department at 8918 Spanish Ridge Avenue, Las Vegas, Nevada, or by calling Investor Relations at (702) 541-7777.
The financial information, including financial statements and the notes thereto, included in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011 and June 30, 2011 and our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 are incorporated herein by reference. Section III.19 below includes a summary of our financial information from our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011 and June 30, 2011 and our Annual Report on Form 10-K for our fiscal year ended December 31, 2010. More complete financial information may be obtained by accessing our public filings with the SEC by following the instructions above.
The information contained in the Offer to Exchange should be read together with the information contained in the documents to which we have referred you in the Offer to Exchange.
19. Financial Information
We have presented below a summary of our consolidated financial data. The following selected consolidated financial data should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2011, both of which are incorporated herein by reference. The selected consolidated statements of operations data presented below for the years ended December 31, 2010 and December 31, 2009 and the selected consolidated balance sheet data as of December 31, 2010 and December 31, 2009 are derived from our audited consolidated financial statements that are included in our Annual Report on Form 10-K for the year ended December 31, 2010. The selected consolidated statements of operations data presented below for the three months ended June 30, 2011 and June 30, 2010 and the selected consolidated balance sheet data as of June 30, 2011 are derived from our unaudited condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2011. Our interim results are not necessarily indicative of results for the full year, and our historical results are not necessarily indicative of the results to be expected in any future period.
Selected Consolidated Financial Data
(amounts in millions, except per share data):

	Three Months Ended		Year Ended
	June 30,		December 31,
	2011	2010	2010	2009
Consolidated Statements of Operations Data
Total revenues	$299.1	$273.6	$1,098.4	$987.7
Operating income (loss)	31.7	(15.7)	52.2	(14.2)
Income (loss) from continuing operations	5.5	(40.7)	(39.6)	(80.3)
Net loss	(18.0)	(49.3)	(23.4)	(258.3)
Basic and diluted net loss per common share	(0.29)	(0.81)	(0.38)	(4.30)
Basic and diluted weighted average shares of common stock outstanding	61.9	60.7	60.9	60.1

	June 30,	December 31,
	2011	2010	2009
Consolidated Balance Sheets Data
Current Assets	$240.1	$299.3	$255.3
Total assets	1,884.3	1,883.8	1,843.9
Current liabilities	169.4	174.0	239.6
Total liabilities	1,381.9	1,376.4	1,349.4
Stockholders’ equity	502.3	507.4	494.4
Ratio of Earnings to Fixed Charges.
The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this purpose (1) earnings represent income (loss) from continuing operations before income taxes and fixed charges, excluding capitalized interest; and (2) fixed charges represent interest expense, amortization of debt issuance costs, capitalized interest and the estimated interest component included in rental expense.

	Six Months Ended		Year Ended
	June 30,		December 31,
	2011	2010	2010	2009

Ratio of earnings to fixed charges	1.2x	—	—	—
Due principally to our large non-cash charges deducted to compute earnings, earnings were less than fixed charges by $44.0 million for the six months ended June 30, 2010 and by $56.5 million and $268.8 million for the fiscal years ended December 31, 2010 and 2009, respectively.
Book Value Per Share.
Our book value per share, as of our most recent balance sheet dated June 30, 2011, was $8.11. Book value per share was calculated as total stockholders’ equity divided by shares of common stock outstanding at June 30, 2011.
Additional information.
For more information about us, please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011 and June 30, 2011, respectively, and our other filings made with the SEC. We recommend that you review the materials that we have filed with the SEC before making a decision on whether or not to surrender your Eligible Options for exchange. We will also provide without charge to you, upon request, a copy of any or all of the documents to which we have referred you. See Section III.18 for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review such reports.

20. Miscellaneous; Forward-Looking Statements
The Offer to Exchange contains, or incorporates by reference, forward-looking statements. Forward-looking statements do not relate strictly to historical or current facts and often include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Such statements are based upon the current beliefs and expectations of Company management, and current market conditions, which are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause such differences include market, credit, operational, regulatory, strategic, liquidity, capital and economic factors as discussed under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011 and June 30, 2011, respectively, and in other periodic reports filed with the SEC.
We caution you not to place undue reliance on the forward-looking statements contained in the Offer to Exchange or in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. In addition, the safe harbor protections for forward-looking statements contained in the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, do not apply to any forward-looking statements we make in connection with the Offer to Exchange, including any forward-looking statements incorporated herein by reference from our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.
Neither the Company nor the Board of Directors makes any recommendation as to whether or not you should participate in the Offer. We have not authorized any person to make any recommendation on our behalf as to whether or not you should participate in the Offer. You should rely only on the information contained in the Offer to Exchange or to which we have referred you. We have not authorized anyone to give you any information or to make any representation in connection with the Offer other than the information representations contained in the Offer to Exchange. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.
This transaction has not been approved or disapproved by the SEC, nor has the SEC passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the information contained in this document.
PINNACLE ENTERTAINMENT, INC.
August 11, 2011

SCHEDULE A
INFORMATION CONCERNING THE EXECUTIVE OFFICERS
AND DIRECTORS OF PINNACLE ENTERTAINMENT, INC.

Name	Position
Anthony M. Sanfilippo	President, Chief Executive Officer and Director
Carlos A. Ruisanchez	Executive Vice President and Chief Financial Officer
John A. Godfrey	Executive Vice President, General Counsel and Secretary
Virginia E. Shanks	Executive Vice President and Chief Marketing Officer
Stephen C. Comer	Director
John V. Giovenco	Director
Richard J. Goeglein	Director
Bruce A. Leslie	Director
James L. Martineau	Director
Lynn P. Reitnouer	Director
The address of each executive officer and director is 8918 Spanish Ridge Avenue, Las Vegas, Nevada 89148. Members of our Board of Directors and our executive officers are not eligible to participate in the Offer.